Use these links to rapidly review the document

Exhibit 2.1

         EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

May 17, 2012

By and among

BIDZ.COM, INC.,

GLENDON GROUP, INC.,

and

BIDZ ACQUISITION COMPANY INC.

i

		Page
Section 9.07.	Waiver of Jury Trial	62
Section 9.08.	Counterparts; Effectiveness	62
Section 9.09.	Entire Agreement	62
Section 9.10.	Severability	62
Section 9.11.	Specific Performance; Remedies	62
Section 9.12.	Disclosure Schedules	63
Section 9.13.	Rules of Construction	63
EXHIBITS
Exhibit A Voting Agreements
Exhibit B Contribution Agreements
Exhibit C Commitment Letter
Exhibit D Guarantee

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 17, 2012, is being entered into by and among BIDZ.com, Inc., a Delaware corporation (the "Company"), Glendon Group, Inc., a Delaware corporation ("Parent"), and Bidz Acquisition Company Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

        WHEREAS, the parties intend that Merger Subsidiary be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth in this Agreement (the "Merger");

        WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee of the Board of Directors (the "Special Committee"), has (i) determined that it is in the best interests of the Company and the Company stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Company of its obligations under this Agreement and the consummation by Company of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the Company stockholders;

        WHEREAS, the Board of Directors of Merger Subsidiary and the Board of Directors of Parent have each unanimously approved this Agreement and declared it advisable for Merger Subsidiary and Parent, respectively, to enter into this Agreement;

        WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Subsidiary's willingness to enter into this Agreement, certain stockholders of Company who in the aggregate beneficially own approximately 36.6% of the outstanding Company Common Stock are entering into Voting Agreements substantially in the form attached as Exhibit A hereto (the "Voting Agreements"), pursuant to which those stockholders have agreed to vote all shares of Company Common Stock beneficially owned by them in favor of the adoption of this Agreement, subject to the terms and conditions of such Voting Agreements;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Subsidiary's willingness to enter into this Agreement, the stockholders party to the Voting Agreements are entering into Contribution Agreements substantially in the form of Exhibit B hereto (the "Contribution Agreements"), pursuant to which such stockholders have agreed to contribute immediately prior to (but subject to) the Effective Time, all shares of Company Common Stock beneficially owned by them to Parent in exchange for equity securities of Parent, subject to the terms and conditions of such Contribution Agreements; and

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Company's willingness to enter into this Agreement, (i) Parent has delivered to the Company an executed Equity Commitment Letter in the form of Exhibit C hereto (the "Commitment Letter"), and an executed Guarantee (the "Guarantee") in the form of Exhibit D hereto, pursuant to which the Investors (as defined in the Commitment Letter) have agreed to provide equity funding to Parent to fund the obligations of Parent, Merger Subsidiary and the Surviving Corporation hereunder, and to guarantee the performance of the payment and other obligations of Parent and Merger Subsidiary under this Agreement, including any liabilities or obligations of Parent or Merger Subsidiary resulting from a breach of this Agreement by Parent or Merger Subsidiary.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

        Section 1.01.    Definitions.

        (a)   As used herein, the following terms have the following meanings:

        "Acceptable Confidentiality Agreement" means any customary confidentiality agreement that contains provisions that are not materially less favorable to Company than those contained in the Confidentiality Agreement, except that an Acceptable Confidentiality Agreement need not prohibit the submission of Acquisition Proposals or amendments thereto or contain "standstill" provisions.

        "Acquisition Proposal" means any offer, proposal or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Person, directly or indirectly, of 25% or more of any class of outstanding voting or equity securities of Company, or any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 25% or more of any class of outstanding voting or equity securities of Company, (ii) any acquisition or purchase by any Person, directly or indirectly, of a majority of any class of outstanding voting or equity securities of one or more Subsidiaries of Company the business of which contributes 25% or more of the consolidated revenues, net income or assets (based on fair market value) of Company and its Subsidiaries taken as a whole (for or as of, as applicable, the twelve (12) month period ended December 31, 2011, (iii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving Company or any of its Subsidiaries whose business contributes 25% or more of the consolidated net revenues, net income or assets (based on fair market value) of Company and its Subsidiaries taken as a whole (for or as of, as applicable, the twelve (12) month period ended December 31, 2011), (iv) any sale, exchange, transfer or disposition of 25% or more of the consolidated assets of Company and its Subsidiaries (based on the fair market value thereof as of December 31, 2011), but excluding in all cases any sales of inventory to retail or wholesale customers, or (v) any liquidation, dissolution, recapitalization, or similar transaction involving Company.

        "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. As used in this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Applicable Law" means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon such Person, as amended unless expressly specified otherwise.

        "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by Applicable Law to close.

        "Buyer Material Adverse Effect" means any event, change, circumstance, occurrence or state of facts that reasonably could be expected to prevent, materially delay or materially impair Parent's or Merger Subsidiary's ability to timely and fully perform its respective obligations hereunder.

        "Closing Date" means the date of the Closing.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Balance Sheet" means the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 2011.

        "Company Balance Sheet Date" means March 31, 2011.

        "Company Board" means the Board of Directors of Company as of the time in question.

        "Company Disclosure Schedule" shall mean the Disclosure Schedule to this Agreement delivered by Company to Parent and Merger Subsidiary in connection with the execution hereof.

        "Company IP" means any and all Intellectual Property that is used or is held for use in conducting the business of Company or any of its Subsidiaries.

        "Company Material Adverse Effect" means any event, change, circumstance, occurrence or state of facts that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of Company and its Subsidiaries taken as a whole; provided, that the determination of a Company Material Adverse Effect shall exclude any event, change, circumstance, occurrence or state of facts resulting or arising from (A) the announcement, pendency or anticipated consummation of the Merger or any of the other transactions contemplated by this Agreement (including any loss of or adverse change in the relationship of Company or its Subsidiaries with their respective employees, customers, partners, suppliers or any Third Party), (B) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates or commodity prices, (C) changes in Company's stock price or trading volume or in Company's listing status, (D) any natural or man-made disaster, pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof, to the extent that such matters do not disproportionately affect Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the same territories and industry as Company and its Subsidiaries operate, (E) general conditions or changes in the industry in which Company or any of its Subsidiaries participate or operate, to the extent that such conditions or changes are not disproportionately adverse to Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the same territories and industry as Company and its Subsidiaries operate, (F) any changes (after the date hereof) in GAAP or Applicable Law or in general legal, accounting, regulatory or political conditions, (G) any event, occurrence, development, circumstance or state of facts disclosed in the Company Disclosure Schedule or the Company SEC Filings, (H) any failure to take any action expressly prohibited by this Agreement or under Applicable Law, or the taking of any specific action or the failure to take any action at the written direction or with the consent of Parent or as expressly required or permitted by this Agreement, (I) any Proceeding made or brought by any Third Party or any holder of shares of Company Common Stock (on the holder's own behalf or on behalf of Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Merger), or (J) any failure by Company to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics or performance (whether or not provided to Parent, Merger Subsidiary or their Representatives) , it being understood that in the case of this clause (J) the actual cause of any such failure (but not the failure in and of itself) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, unless such cause is otherwise excepted from this definition.

        "Company Products" means the products or services sold by Company or its Subsidiaries in the ordinary course of business.

        "Company Registered IP" means all of the Registered IP owned by or filed in the name of Company or any of its Subsidiaries.

        "Company Restricted Stock Award" means each award, if any, of share(s) of restricted Company Common Stock (regardless of whether such restrictions are time-based or performance-based) outstanding under the Company Stock Plan or otherwise.

        "Company Return" means any Tax Return of, with respect to, or that includes, Company or any of its Subsidiaries.

        "Company RSU" means each award, if any, of restricted stock units (regardless of whether such restrictions are time-based or performance-based) of Company outstanding under the Company Stock Plan or otherwise.

        "Company SEC Filings" means any report, statement, schedule, form, or other filing furnished to or filed with the SEC by Company on or prior to the date hereof (including all information incorporated by reference therein in accordance with applicable SEC regulations), to the extent accessible from the SEC's website at www.sec.gov as of the date hereof.

        "Company Stock Option" means each compensatory option, if any, to purchase Company Common Stock outstanding under the Company Stock Plan or otherwise.

        "Company Stock Plan" means Company's 2006 Stock Award Plan.

        "Confidentiality Agreement" means the Confidentiality and Non-Disclosure Agreement dated March 14, 2012 by and between Company and Parent.

        "Contract" means any legally binding written or oral contract or agreement.

        "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code.

        "Delaware Law" means the General Corporation Law of the State of Delaware.

        "Environmental Law" means any Applicable Law or any Contract with any Governmental Authority relating to human health and safety, the environment, or the manufacture, possession, use or disposal of any Hazardous Substance.

        "Environmental Permits" means, with respect to any Person, all Governmental Authorizations required by Environmental Law for the conduct of the business of such Person or any of its Subsidiaries.

        "Equity Interest" means any shares, capital stock, partnership, member or similar ownership interest in a specified entity, and any option, warrant, right or security convertible into or exchangeable or exercisable for such an ownership interest in such specified entity.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, with respect to Company or any of its Subsidiaries, any entity that is (or at the relevant time was) treated as a single employer with Company or such Subsidiary or under common control with Company or such Subsidiary within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Excluded Holders" means Parent, Merger Subsidiary, each Affiliate of Parent or Merger Subsidiary, each beneficial owner of securities of Parent or Merger Subsidiary or their respective Affiliates, David Zinberg and Marina Zinberg, and each director or officer of the Company.

        "Executive Officer" shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

        "Exempted Person" means any Person or group of Persons from whom Company or any of its Representatives has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a bona fide written Acquisition Proposal, or any group in which at least 50% of the equity or other financing of such group includes such Persons or Persons that were a part of any such group.

        "GAAP" means generally accepted accounting principles in the United States, as in effect as of the time in question.

        "Governmental Authority" means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Governmental Authorizations" means, with respect to any Person, all material licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

        "Hazardous Substance" means any substance classified under any Environmental Law as a pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Indebtedness" means as to any specified Person, any (i) indebtedness for borrowed money of such Person, (ii) indebtedness of such Person evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing by such person as deferred purchase price for the purchase of any property, (iv) obligations of such Person under capital leases, and (v) guarantees of such Person with respect to any indebtedness or obligation of a type described in clauses (i) through (iv) above of any other Person.

        "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer Software (in both source code and object code form), business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

        "Internal Revenue Service" means the United States Internal Revenue Service.

        "International Plan" means any compensation or benefit plan that is entered into, maintained, administered or contributed to by Company or any of its Subsidiaries under the law or applicable custom or rule of the relevant jurisdiction outside the United States, for which Company or any of its Subsidiaries may have any liability (actual or contingent).

        "Intervening Event" means a material event or circumstance that was not known to the Special Committee or the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Special Committee or the Company Board prior to the receipt of the Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequent thereof constitute an Intervening Event.

        "IT Assets" means all hardware, Software, networks and connecting media and related infrastructure used by Company or any of its Subsidiaries in support of their respective business operations.

        "Knowledge of Company" means the knowledge of each of the individuals identified in Schedule 1.01(a) of the Company Disclosure Schedule, after reasonable inquiry or investigation.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset.

        "made available" and "delivered" means that the information or item in question (A) was provided or made available by or on behalf of Company or its Affiliates or Representatives to the specified Person or their Affiliates or Representatives, or (B) was posted to the Company virtual data room hosted by Merrill Datasite for a continuous period of at least 48 (forty-eight) hours prior to the date of this Agreement and was accessible to the specified Person or its designated Representatives for whom such access was requested from Company and who properly registered to access such virtual data room, regardless of whether such specified Person or its Representatives actually accessed such information or item, or (C) was disclosed in the Company Disclosure Schedule or in any Company SEC Filings furnished to or filed with the SEC prior to the date of this Agreement.

        "Nasdaq" means the Nasdaq Capital Market.

        "Order" means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator and that is binding upon or applicable to such Person or its property.

        "Other Company Representations" means the representations and warranties of Company contained in Article 4, other than the Specified Company Representations.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permitted Liens" means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (A) not yet due and payable as of the Closing Date or (B) being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet, to the extent required by GAAP), and (iii) mechanics', carriers', workmen's, repairmen's, landlord's or other like Liens or other similar encumbrances arising or incurred in the ordinary course of business that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Proceeding" means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

        "Registered IP" means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

        "Representatives" means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, and the SEC rules and regulations promulgated thereunder.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Software" means any computer program, operating system, applications system, firmware or other code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

        "Solvent," when used with respect to any Person, means that, as of any specified date of determination (i) the amount of the "fair saleable value" of the assets of such Person will, as of such date, exceed the sum of (A) the value of all "liabilities of such Person, including a reasonable estimate of the amount of all contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with Applicable Law governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the liabilities of such Person on its existing debts (including a reasonable estimate of the amount of all contingent and other liabilities) as such debts become absolute and mature, and (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person has or will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

        "Specified Company Representations" means the representations and warranties of Company contained in Sections 4.01, 4.02, 4.04(i), 4.05, and 4.27.

        "Stockholder Approval" means the adoption of this Agreement by (a) the holders of a majority of the shares of Company Common Stock outstanding as of the record date established for the Company stockholder vote on such matters and (b) the holders of a majority of the shares of Company Common Stock outstanding as of such record date that are beneficially owned by those Company stockholders who are not Excluded Holders.

        "Subsidiary" means, with respect to any specified Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or equivalent governing body of such entity are directly or indirectly owned by such Person.

        "Superior Proposal" means a bona fide written Acquisition Proposal that the Special Committee or the Company Board determines in its reasonable judgment is more favorable to the Company's stockholders from a financial point of view than the terms of the Merger (including any adjustment to the terms proposed by Parent in response to such proposal); provided, that for purposes of the definition of "Superior Proposal," the references to "25%" in the definition of Acquisition Proposal shall be deemed to be references to "50%."

        "Tax" means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not.

        "Tax Return" means any report, return, document, declaration or other information relating to Taxes filed or required to be filed with a Taxing Authority, including information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        "Taxing Authority" means any Governmental Authority responsible for the imposition of any Tax.

        "Third Party" means any Person or "group" (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

        "Third Party Consents" means those consents, approvals or authorizations set forth on Schedule 1.01(b) of the Company Disclosure Schedule.

        "Third Party Software" means any Software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware Software) and any documentation or other material related to such Software, and any derivative of any of the foregoing, that is (i) not solely owned by Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product, but excluding any commercially available Software licensed by Company for a one-time fee of $50,000 or less or for which Company is obligated to pay $50,000 or less annually.

        "Treasury Regulations" means the regulations promulgated under the Code by the United States Department of Treasury.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	Section 6.02(f)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.02(f)(iii)

Term	Section
Certificate of Merger	Section 2.02(a)
Certificates	Section 2.04(a)
Closing	Section 2.01
Commitment Letter	Recitals
Company	Preamble
Company Common Stock	Section 4.05(a)
Company Compensatory Award	Section 2.06(a)
Company Employee Plan	Section 4.16(a)
Company Preferred Stock	Section 4.05(a)
Company Recommendation	Section 6.03(c)
Company Related Parties	Section 8.03(b)
Company Securities	Section 4.05(c)
Company Subsidiary Securities	Section 4.06(c)
Company Termination Fee	Section 8.03(a)
Compensatory Award Payments	Section 2.06(b)
Continuing Employees	Section 6.18(a)
Contribution Agreements	Recitals
Current Premium	Section 6.10(a)
Cut-Off Date	Section 6.02(d)
Dissenting Shares	Section 2.05
Effective Time	Section 2.02(b)
End Date	Section 8.01(b)(i)
Financing	Section 5.07
Financing Documents	Section 5.07
Guarantee	Recitals
Indemnified Parties	Section 6.10(b)
Insurance Policies	Section 4.18
Lease Agreement	Section 4.21(b)
Leased Real Property	Section 4.21(b)
Major Customers	Section 4.14(a)(i)
Major Suppliers	Section 4.14(a)(iii)
Material Contract	Section 4.14(b)
Merger	Recitals

Term	Section
Merger Consideration	Section 2.03(a)
Merger Subsidiary	Preamble
Necessary IP	Section 4.20(a)
No-Shop Period Start Date	Section 6.02(b)
Parent	Preamble
Parent Benefit Plans	Section 6.18(a)
Parent Expense Reimbursement	Section 8.03(a)(i)
Paying Agent	Section 2.04(a)
Payment Fund	Section 2.04(a)
Per Share Amount	Section 2.03(a)
Proxy Statement	Section 4.09(a)
Schedule 13E-3	Section 5.05
Special Committee	Recitals
Stockholders Meeting	Section 6.03(a)
Surviving Corporation	Section 2.02(c)
Uncertificated Shares	Section 2.04(a)
Voting Agreements	Recitals

        Section 1.02.    Other Definitional and Interpretative Provisions.     The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not they are in fact followed by those words or words of like import. "Writing," "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to "$" and "dollars" are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including such date, respectively.

 ARTICLE 2

THE MERGER

        Section 2.01.    The Closing.     Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Pacific time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at or as of the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Aaron A. Grunfeld & Associates, 1100 Glendon Avenue, Suite 850, Los Angeles, California 90024, unless another place is agreed to by the parties hereto.

        Section 2.02.    The Merger.

        (a)   Upon the terms and subject to the conditions set forth herein, on the Closing Date, the parties shall file or cause to be filed with the Delaware Secretary of State a certificate of merger (the "Certificate of Merger") in connection with the Merger in such form as is required by, and executed and acknowledged in accordance with, Delaware Law.

        (b)   The Merger shall become effective on such date and at such time (the "Effective Time") as the Certificate of Merger has been duly filed with and accepted by the Delaware Secretary of State (or at such later time as may be agreed by the parties and specified in the Certificate of Merger).

        (c)   At the Effective Time, Merger Subsidiary shall be merged with and into Company in accordance with the applicable provisions of Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and Company shall be the corporation surviving the Merger (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises, and be subject to all of the obligations, liabilities, restrictions and disabilities, of Company and Merger Subsidiary, all as provided under Delaware Law.

        Section 2.03.    Conversion of Shares.     At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

        (a)   except as otherwise provided in Section 2.03(b), Section 2.03(c), Section 2.05 or Section 2.07, each share of Company Common Stock outstanding immediately prior to the Effective Time automatically shall be converted into the right to receive $0.78 in cash, without interest (such amount the "Per Share Amount" and the aggregate amount payable to former stockholders of Company as a result of the Merger, the "Merger Consideration");

        (b)   each share of Company Common Stock owned by Parent or any Subsidiary thereof (including Merger Subsidiary) immediately prior to the Effective Time automatically shall be canceled and cease to exist, and no payment shall be made with respect thereto;

        (c)   each share of Company Common Stock held by Company as treasury stock or by any Subsidiary of Company immediately prior to the Effective Time shall be canceled and cease to exist, and no payment shall be made with respect thereto; and

        (d)   each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be canceled and converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation upon the Effective Time.

        Section 2.04.    Surrender and Payment.

        (a)   Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to Company to act as the paying agent (the "Paying Agent") for the Merger. At or prior to the Effective Time, Parent shall deposit with the Paying Agent sufficient funds (the "Payment Fund") to pay the aggregate Merger Consideration payable to former holders of shares of Company Common Stock pursuant to the Merger and any Compensatory Award Payments payable to holders of Company Compensatory Awards that will not be paid through the Surviving Corporation's ordinary payroll mechanisms pursuant to Section 2.06(b). Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time a letter of transmittal and instructions in customary form (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such shares to the Paying Agent) for use in surrendering (i) shares of Company Common Stock outstanding immediately prior to the Effective Time that are represented by stock certificates (the "Certificates") and (ii) shares of Company Common Stock outstanding immediately prior to the Effective Time that are not represented by stock certificates (the "Uncertificated Shares"), in exchange for the Per Share Amount per share of Company Common Stock evidenced by the surrendered Certificates or the surrendered Uncertificated Shares, as the case may be.

        (b)   The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of the Payment Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Parent and the Surviving Corporation shall promptly replace any funds deposited with the Paying Agent that are lost through any investment made pursuant to this Section 2.04(b). Nothing contained herein and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Certificates and/or Uncertificated Shares to receive its allocable portion of the Merger Consideration.

        (c)   Each holder of shares of Company Common Stock that have been converted into the right to receive the Per Share Amount pursuant to the Merger shall be entitled to receive the same, upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Per Share Amount for each share of Company Common Stock represented thereby or included therein. No interest shall be paid or accrue on the cash payable upon the surrender, transfer or cancellation of any such Certificate or Uncertificated Share.

        (d)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, or such Uncertificated Share shall be properly transferred by book-entry on Company's stock ledger, and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

        (e)   The portion of the Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Uncertificated Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Per Share Amounts as provided for, and in accordance with the procedures set forth, in this Article 2.

        (f)    Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned by the Paying Agent to Parent, upon demand, and any former holder of shares of Company Common Stock that were outstanding immediately prior to the Effective Time who has not surrendered its Certificates or Uncertificated Shares in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent or the Surviving Corporation for payment of the Per Share Amount for the shares formerly represented thereby or included therein. Notwithstanding the foregoing, Parent shall not be liable to any former holder of shares of Company Common Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Payment Fund remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or if earlier, the date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

        (g)   Any portion of the Payment Fund made available to the Paying Agent in respect of any Dissenting Shares shall be returned by the Paying Agent to Parent, upon demand.

        Section 2.05.    Dissenting Shares.     Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled as of the Effective Time without payment in accordance with Section 2.03) that are held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights in accordance with Section 262 of Delaware Law (such shares being referred to collectively as "Dissenting Shares" until such time as such holder fails to perfect, withdraws or otherwise loses such holder's right to appraisal under Delaware Law with respect to such shares) shall not be converted into a right to receive the Per Share Amount, but instead any such holder shall be entitled to only such rights as are granted to holders of Dissenting Shares under applicable Delaware Law; provided, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal under Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to appraisal rights under Section 262 of Delaware Law, such shares of Company Common Stock shall be treated as if they had been canceled and converted as of the Effective Time into only the right to receive the Per Share Amount for each share thereof in accordance with Section 2.03(a), without interest thereon, payable upon the delivery of a validly executed letter of transmittal and the surrender of any Certificate representing such shares or transfer of such Uncertificated Share as provided above, as the case may be. Company shall provide Parent prompt written notice of any appraisal demands received by Company prior to the Effective Time and any withdrawal of any such demand and any other demand, notice or instrument delivered to Company prior to the Effective Time pursuant to Delaware Law that relates to any such appraisal demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands, to the extent permitted by Applicable Law. Except with the prior written consent of Parent, Company shall not make any payment with respect to, or offer to settle or settle, any such appraisal demands.

        Section 2.06.    Company Stock Options; Company RSUs; Company Restricted Stock Awards.

        (a)   At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, Company, Merger Subsidiary or Parent, the vesting of the unvested portion of each Company Stock Option and Company Restricted Stock Award (each such Company Stock Option and Company Restricted Stock Award, a "Company Compensatory Award") that is outstanding immediately prior to the Effective Time shall accelerate as of immediately prior to the Effective Time.

        (b)   (i) The vested portion of each Company Compensatory Award that is outstanding as of immediately prior to the Effective Time (including any portion thereof that pursuant to its terms becomes vested as a result of or in connection with this Agreement or the transactions contemplated hereby), shall be cancelled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such vested Company Compensatory Award shall be entitled to receive an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such vested Company Compensatory Award (including any portion that vests as a result of or in connection with this Agreement or the transactions contemplated hereby) and (y) the Per Share Amount less any per share exercise or purchase price of the shares of Company Common Stock subject thereto (such amounts payable hereunder being referred to as the "Compensatory Award Payments"). To the extent the per share exercise or purchase price with respect to shares subject to a Company Compensatory Award exceeds the Per Share Amount, such Company Compensatory Award shall terminate without payment and shall be void and of no effect as of the Effective Time. In either case, any such Company Compensatory Awards shall no longer be exercisable by the former holder thereof, and the holder thereof shall only be entitled to receive the Compensatory Award Payment to which such holder is entitled, if any. The Compensatory Award Payments shall be paid by Parent or the Surviving Corporation as soon as practicable following the Effective Time (and in any event within five (5) Business Days thereafter), without interest and less any required withholding for Tax, and to the extent payable to a Company employee may in the Surviving Corporation's discretion be paid through the Surviving Corporation's ordinary payroll mechanisms or in any case by the Paying Agent on behalf of Parent and the Surviving Corporation.

        (c)   As soon as reasonably practicable after the Effective Time, Parent or the Surviving Corporation shall deliver to each holder of any Company Compensatory Award an appropriate notice setting forth such holder's rights as reflected in this Section 2.06, including any accelerated vesting or forfeiture applicable to such Company Compensatory Award, the amount of any Compensatory Award Payments to which such holder is entitled hereunder, and the timing and mechanism by which such payments will be made.

        (d)   As soon as reasonably practicable following the date of this Agreement, Company shall take any and all commercially reasonable actions as are permitted under Applicable Law and the terms of then outstanding Company Compensatory Awards (and the Company Stock Plan under which they were granted) to effect the foregoing provisions of this Section 2.06, including by amending the Company Stock Plan to the extent so permitted.

        Section 2.07.    Adjustments.     If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company shall occur (other than an increase in the number of shares outstanding as a result of the exercise or vesting of any Company Compensatory Award in accordance with its terms), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Per Share Amount and any other amounts payable pursuant to this Agreement automatically shall be deemed appropriately adjusted without any required action of the parties hereto.

        Section 2.08.    Withholding Rights.     Each of Parent, Merger Subsidiary, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Subsidiary, the Surviving Corporation or the Paying Agent, as the case may be, and are timely paid to the applicable Taxing Authority when due, then such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which Parent, Merger Subsidiary, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction, withholding and payment.

        Section 2.09.    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Per Share Amount to be paid in respect of the shares of Company Common Stock formerly represented by such lost, stolen or destroyed, Certificate, as contemplated under this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

        Section 3.01.    Certificate of Incorporation.     The certificate of incorporation of Company as in effect as of the date hereof shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

        Section 3.02.    Bylaws.     The bylaws of Company as in effect as of the date hereof shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

        Section 3.03.    Directors and Officers.     From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

 ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except (a) as disclosed in the Company SEC Filings (other than as set forth in the forward looking statements or as set forth in the risk factors contained therein), or (b) as reflected in documents or information made available or delivered to Parent or Merger Subsidiary or their respective Representatives on or prior to the date hereof or (c) as set forth in the Company Disclosure Schedule (it being understood that any information set forth on any Schedule of the Company Disclosure Schedule shall be deemed to apply to and qualify the numbered section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement and each other Schedule in the Company Disclosure Schedule, to the extent that it is reasonably apparent that the information in such first Schedule is relevant to any such other section or subsection of this Agreement or another Schedule in the Company Disclosure Schedule), Company hereby represents and warrants to Parent and Merger Subsidiary as of the date hereof as follows:

        Section 4.01.    Corporate Existence and Power.     Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary (to the extent that the laws of the applicable jurisdictions recognize such concepts), except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company has heretofore delivered to Parent complete and correct copies of the certificate of incorporation and bylaws of Company as currently in effect. Company has heretofore made available to Parent complete and correct copies of the minutes of all meetings of the Company Board and each committee thereof (other than the Special Committee) held from February 3, 2009 through February 10, 2012.

        Section 4.02.    Corporate Authorization.

        (a)   Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Stockholder Approval and any necessary Third Party Consents, to perform its obligations hereunder. The execution, delivery and performance by Company of its obligations under this Agreement and the consummation by Company of the Merger and the other transactions contemplated to be consummated by Company hereby, have been duly authorized by all necessary corporate action on the part of Company, subject to obtaining the Stockholder Approval and any necessary Third Party Consents. Assuming the due authorization and execution of this Agreement by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of Company enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors' rights generally and by general principles of equity.

        (b)   At a meeting duly called and held, prior to the execution of this Agreement, at which a quorum was present, the Company Board duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) providing that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the Delaware Law will not apply with respect to or as a result of the Merger, this Agreement, or the Voting Agreements, assuming the accuracy of the representation and warranty made in Section 5.08 hereof, (iii) directing that the adoption of this Agreement be submitted to a vote of the stockholders of Company at the Stockholder Meeting, and (v) approving the Company Recommendation.

        Section 4.03.    Governmental Authorization.     The execution, delivery and performance by Company of this Agreement and the consummation by Company of the Merger require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or Nasdaq, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.04.    Non-contravention.     The execution, delivery and performance by Company of its obligations under this Agreement and the consummation by Company of the Merger and the other transactions contemplated to be consummated by Company hereby do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Company, (ii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) assuming any Third Party Consents are obtained, and other than as set forth on Schedule 4.04 of the Company Disclosure Schedule, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, any Contract to which Company or any Subsidiary of Company is a party, or by which they or any of their respective properties or assets are bound or affected, or under any Governmental Authorization necessary for the conduct of the business of Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.05.    Capitalization.

        (a)   The authorized capital stock of Company consists of (i) 100,000,000 shares of Common Stock of Company, par value $0.001 per share (the "Company Common Stock"), and (ii) 4,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock"). The rights and privileges of Company Common Stock and Company Preferred Stock are as set forth in Company's certificate of incorporation. As of the close of business on April 30, 2012, 18,314,122 shares of Company Common Stock were issued and outstanding (of which an aggregate of 224,700 shares of Company Common Stock are subject to unvested Company Restricted Stock Awards); no shares of Company Common Stock were held by Company as treasury shares or by any Subsidiary of Company; no shares of Company Preferred Stock were issued and outstanding; no warrants to purchase shares of capital stock of Company were issued and outstanding; Company Stock Options to purchase an aggregate of 127,500 shares of Company Common Stock were issued and outstanding (all of which have a per share exercise price of $9.90 per share); no Company RSUs were issued or outstanding; and no shares of Company Common Stock were reserved for settlement of Company Compensatory Awards other than Company Stock Options. All outstanding shares of capital stock of Company have been, and any shares issued upon exercise of currently outstanding Company Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights, other than restrictions applicable to shares subject to Company Restricted Stock Awards.

        (b)   Schedule 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on April 30, 2012, a complete and correct list of all outstanding Company Compensatory Awards under the Company Stock Plan, including with respect to each such award, (i) the number of shares currently subject to such award, (ii) the name of the holder, (iii) the grant date, (iv) the exercise or purchase price per share, (v) the vested status of each such award as of the date hereof, and (vi) the expiration date of each such award. The Company Stock Plan is the only such plan or program Company or any of its Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards are outstanding.

        (c)   Except as set forth in this Section 4.05 or on Schedule 4.05(b) of the Company Disclosure Schedule, except for changes contemplated or permitted hereunder and except for any changes since March 31, 2012 resulting from the exercise, vesting or forfeiture of Company Compensatory Awards outstanding on such date, as of the date hereof there are no outstanding (i) shares of capital stock or voting securities or other Equity Interests of Company, (ii) securities of Company convertible into or exchangeable for shares of capital stock or voting securities or other Equity Interests of Company, (iii) options, warrants or other rights or arrangements to acquire from Company, or other obligations or commitments of Company to issue, any capital stock or other voting securities, ownership interests or Equity Interests in, or any securities convertible into or exchangeable for capital stock or other voting securities, ownership interests or Equity Interests in, Company, (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities, ownership interests or Equity Interests in, Company (the items in clauses (i) through (iv) being referred to collectively as "Company Securities"), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character to which Company or its Subsidiary are parties restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries, other than with respect to any Company Compensatory Awards. There are no outstanding obligations or commitments of any character of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

        Section 4.06.    Subsidiaries.

        (a)   Modnique, Inc., a Delaware corporation, is wholly-owned by Company and is Company's sole Subsidiary. Company has heretofore delivered to Parent complete and correct copies of the certificate of incorporation and bylaws of Modnique, Inc. as currently in effect.

        (b)   Modnique, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power necessary to carry on its business as now conducted. Modnique, Inc. is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   Schedule 4.06(c) of the Company Disclosure Schedule sets forth, for each Subsidiary of Company, as applicable: (i) its authorized capital stock, voting securities or ownership interests; (ii) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, outstanding; and (iii) the record owner(s) thereof. All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Company, is owned by Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (x) securities of Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Company, (y) options, warrants or other rights or arrangements to acquire from Company or any of its Subsidiaries, or other obligations or commitments of Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Company, or (z) restricted shares, stock appreciation rights, performance shares, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of Company (the items set forth in Schedule 4.06(c) of the Company Disclosure Schedule being referred to collectively as "Company Subsidiary Securities"). There are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. All currently outstanding Company Subsidiary Securities are duly authorized, validly issued, fully paid and nonassessable.

        (d)   Except for Company Subsidiary Securities, neither Company nor any of its Subsidiaries directly or indirectly owns any capital stock of, or other equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for any equity, ownership, profit, voting or similar interest in, any Person.

        Section 4.07.    SEC Filings and the Sarbanes-Oxley Act.

        (a)   Since January 1, 2011, Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by Company at or prior to the time so required. No Subsidiary of Company is independently required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

        (b)   As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of and taking into account such amending or superseding filing), each Company SEC Filings filed since January 1, 2011 complied as to form in all material respects with the then-applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

        (c)   As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of and taking into account such amending or superseding filing), no Company SEC Filing filed since January 1, 2011 contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d)   As of the date hereof, there are no outstanding or unresolved comments with respect to any Company SEC Filings received by Company from the SEC. Except as set forth on Schedule 4.07(d) of the Company Disclosure Schedule, to the Knowledge of Company, no Company SEC Filings are the subject of any ongoing review by the SEC.

        (e)   Each certification of the Company's principal executive officer and principal financial officer that was required pursuant to the Sarbanes-Oxley Act to be submitted with any Company SEC Filing filed since January 1, 2011 was, at the time of filing or submission of each such certification, true and accurate in all material respects and complied as to form with the then-applicable requirements of the Sarbanes-Oxley Act. None of Company, any current Executive Officer of Company or, to the Knowledge of Company, any former Executive Officer of Company, has received written notice from any Governmental Authority questioning the accuracy or completeness of any such officer certifications.

        Section 4.08.    Financial Statements; Internal Controls.

        (a)   The audited consolidated financial statements and unaudited consolidated interim financial statements of Company included in Company SEC Filings filed since January 1, 2011 (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods presented (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or as otherwise indicated in the notes thereto, and except that unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments), and fairly presented in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or as otherwise indicated in the notes thereto, and except that unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments).

        (b)   Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) of the prevention or timely detection of any unauthorized use, acquisition or disposition of Company's assets that would materially affect Company's financial statements. Except as set forth on Schedule 4.08(b) of the Company Disclosure Schedule, there were no significant deficiencies or material weaknesses identified in management's assessment of internal controls as of and for the year-ended December 31, 2011 (nor to the Knowledge of Company has any such deficiency or weakness been identified since such date).

        (c)   Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that (i) information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) such information is accumulated and communicated to Company's management as appropriate to allow timely decisions regarding required SEC disclosure.

        Section 4.09.    Disclosure Documents and Other Filings.

        (a)   The proxy or information statement of Company to be filed by Company with the SEC in connection with seeking the Stockholder Approval at the Stockholders Meeting (the "Proxy Statement") will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Company, and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, that notwithstanding the foregoing, none of the representations and warranties contained in this Section 4.09 will be deemed to apply to statements or omissions included in the Proxy Statement based upon information furnished to Company by or on behalf of Parent, Merger Subsidiary or any Third Party.

        (b)   Set forth on Schedule 4.09(b) of the Company Disclosure Schedule is (i) a list of each country in which, to the Knowledge of Company, Company and any of its Subsidiaries generated material sales in the fiscal year ended December 31, 2011, and, to the Knowledge of Company, the total sales Company and any of its Subsidiaries generated in each such country in the fiscal year ended December 31, 2011; and (ii) a schedule of each country in which Company maintains one or more Subsidiaries, offices, or personnel.

        Section 4.10.    Absence of Certain Changes.     Since the Company Balance Sheet Date, (i) the business of Company and each of its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice, except for actions required or contemplated or permitted to be taken pursuant to this Agreement and (ii) there has not been any Company Material Adverse Effect, and (iii) subject to the foregoing, neither Company nor any of its Subsidiaries has taken or omitted any action which if taken or omitted after the date hereof would be prohibited by or require the consent of Parent pursuant to Section 6.01.

        Section 4.11.    No Undisclosed Material Liabilities.     As of the date hereof, to the Knowledge of Company, there are no material liabilities or obligations of Company or any of its Subsidiaries of a type that would be required to be recorded on a consolidated balance sheet of the Company and its Subsidiaries under GAAP, other than:

        (a)   liabilities or obligations disclosed or provided for or reserved against (to the extent required by GAAP) in the Company Balance Sheet or disclosed in the notes thereto;

        (b)   liabilities or obligations (i) incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice or (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

        (c)   liabilities or obligations incurred pursuant to or as required or permitted by this Agreement; and

        (d)   other liabilities for the performance of obligations of Company and its Subsidiaries under Contracts delivered or made available to Parent or its Representatives, to the extent such liabilities are reasonably ascertainable based on the terms of such Contracts.

        Section 4.12.    Litigation.

        (a)   There is no Proceeding pending against or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries that (i) if determined adversely to Company or its Subsidiary would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) challenges or seeks to prevent the Merger.

        (b)   Neither Company nor any of its Subsidiaries is currently subject to any Order that (i) materially restricts Company or any of its Subsidiaries from engaging in or otherwise conducting its business substantially as presently conducted or (ii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (c)   Section 4.12(c) of the Company Disclosure Schedule sets forth each claim, Proceeding or Order currently pending against or, to the Knowledge of Company, currently threatened against Company that would reasonably be expected to result in a liability to Company or any of its Subsidiaries in excess of $50,000.

        Section 4.13.    Compliance with Applicable Law.

        (a)   To the Knowledge of Company, Company and each of its Subsidiaries is and, since January 1, 2011 has been, in compliance in all material respects with all Applicable Laws and Orders and, to the Knowledge of Company, no condition or state of facts exists that is reasonably likely to give rise to any material violation of any Applicable Law or Order. Except as set forth on Schedule 4.13(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has received any written notice since January 1, 2011 (i) of any material administrative, civil or criminal investigation or audit by any Governmental Authority relating to Company or any of its Subsidiaries that remains pending or, to the Knowledge of the Company, threatened as of the date hereof, or (ii) from any Governmental Authority alleging that Company or any of its Subsidiaries is not in compliance with any Applicable Law or Order in any material respect.

        (b)   To the Knowledge of Company, each of Company and its Subsidiaries has in effect all material Governmental Authorizations required for it to carry on its businesses and operations as now conducted. To the Knowledge of Company, as of the date hereof, there are no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such material Governmental Authorizations.

        Section 4.14.    Material Contracts.

        (a)   Schedule 4.14(a) of the Company Disclosure Schedule contains a complete and correct list of each of the following Contracts to which Company or any of its Subsidiaries is a party or has material continuing obligations or liabilities thereunder (whether or not of an executory nature) as of the date of this Agreement:

            (i)  each Contract between Company or any of its Subsidiaries and any of the fifty (50) largest customers of Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by Company and its Subsidiaries over the four (4) consecutive fiscal quarter periods ended March 31, 2012) ("Major Customers");

           (ii)  except for the Contracts described in clause (i) above, each Contract that involves performance of services or delivery of goods, products or services by Company or any of its Subsidiaries, providing for either (A) recurring annual payments to Company or any of its Subsidiaries after the date hereof of $25,000 or more or (B) aggregate payments to Company or any of its Subsidiaries after the date hereof of $100,000 or more;

          (iii)  each Contract between Company or any of its Subsidiaries and any of (A) the five (5) largest licensors of Intellectual Property to Company or any of its Subsidiaries (determined on the basis of aggregate payments made or owed by Company and its Subsidiaries over the four (4) consecutive fiscal quarter period ended March 31, 2012, but excluding licensors of off-the-shelf software or other generally commercially available software), (B) the twenty (20) largest suppliers (other than licensors), including any supplier of manufacturing or outsourcing services, to Company or any of its Subsidiaries (determined on the basis of aggregate payments made or owed by Company and its Subsidiaries over the four (4) consecutive fiscal quarter period ended March 31, 2012) ("Major Suppliers"), and (C) the twenty (20) largest distributors or resellers (including OEMs and value-added resellers) of any Company Products (determined on the basis of aggregate revenues recognized from the sales of Company Products made through such distributors or resellers over the four (4) consecutive fiscal quarter period ended March 31, 2012);

          (iv)  except for the Contracts described in clause (iii) above, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services to Company or any of its Subsidiaries, providing for either (A) recurring annual payments by Company or its Subsidiaries after the date hereof of $25,000 or more or (B) aggregate payments by Company or any of its Subsidiaries after the date hereof of $100,000 or more, but excluding any Contracts to provide gas, water, electric or other utility services or representing similar recurring business expenses;

           (v)  each Contract that contains any provisions materially prohibiting or restricting Company or any of its Affiliates or their successors (including the Surviving Corporation) from (A) competing in any line of business or commerce against any Person or in any territory or pursuant to which any benefit or right is required to be given or lost as a result of so competing or (B) hiring or soliciting for hire the employees or contractors of any Third Party;

          (vi)  each Contract that (A) grants any material exclusive rights to any Third Party, including any material exclusive license or supply or distribution rights, (B) grants any material rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Company IP, (C) contains any provision that requires the purchase of all or any material portion of Company's or any of its Subsidiaries' material requirements from any Third Party, (D) grants "most favored nation" rights with respect to matters material to Company or its Subsidiaries, or (E) contains material pricing commitments with respect to future purchases by any Third Party of Company Products;

         (vii)  each lease or sublease (whether of real or personal property) to which Company or any of its Subsidiaries is party as either lessor or lessee, providing for either (A) annual payments after the date hereof of $25,000 or more or (B) aggregate payments after the date hereof of $100,000 or more;

        (viii)  each Contract pursuant to which Company or any of its Subsidiaries has granted or has been granted any license to any material Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of Company and its Subsidiaries and excluding any "shrink wrap" or other standard licenses relating to off-the-shelf or other generally commercially available software;

          (ix)  each Contract relating to Indebtedness of Company or its Subsidiary (in any case, whether incurred, assumed, guaranteed or secured by any asset), except any such Contract with an aggregate outstanding principal amount not exceeding $25,000 and which may be prepaid on not more than thirty (30) days' notice without the payment of any material penalty, and excluding any Contracts evidencing or relating to ordinary course trade or accounts payables;

           (x)  each Contract to which Company or any of its Subsidiaries is a party that creates or grants a Lien on any material assets (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

          (xi)  each Contract under which Company or any of its Subsidiaries has, directly or indirectly, made any material capital contribution to or other material investment in, any Person (other than Company or any of its Subsidiaries and other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business);

         (xii)  each Contract under which Company or any of its Subsidiaries has obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) to the extent such obligations reasonably would require the expenditure by Company or its Subsidiaries of $50,000 or more in any twelve (12) month period;

        (xiii)  each joint venture or other similar Contract or arrangement (including any equity-based partnership or partnership involving the sharing of profits) material to Company and its Subsidiaries, taken as a whole;

        (xiv)  each Contract for the development for the benefit of Company or any of its Subsidiaries by any party other than Company or its Subsidiaries, of Intellectual Property that is material to Company and its Subsidiaries, taken as a whole;

          (xv)  each employee collective bargaining agreement or other Contract with any labor union, and each employment Contract (other than for employment at-will or similar arrangements) that is not terminable by Company on less than ninety (90) days prior notice or that would require the Company to make material severance or termination payments as a result of such termination;

        (xvi)  each Contract entered into in connection with the settlement or other resolution of any Proceeding that contains any material continuing obligations, liabilities or restrictions that are binding upon Company or any of its Subsidiaries;

       (xvii)  each Contract providing for indemnification by Company or its Subsidiary of any Person (A) with respect to liabilities relating to any current or former business of Company, any of its Subsidiaries or any predecessor Person, other than indemnification obligations in favor of current or former directors of officers of Company or any of its Subsidiaries or pursuant to the provisions of a Contract entered into by Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, or (B) with respect to claims involving infringement or misappropriation of any Intellectual Property rights of any Third Party, which Contract does not provide Company or its Subsidiaries with the right to (1) assume control of the defense and settlement of any such claim (with or without the consent of the indemnified Person), (2) require the indemnified Person to implement a non-infringing substitute provided by Company or its Subsidiaries for any Company Product that is the subject of any such claim or otherwise exclude from Company's and its Subsidiaries' indemnification obligations any losses that would not have occurred if such non-infringing substitute had been implemented by the indemnified Person at Company's request and (3) terminate the indemnified Person's right to use any Company Product that is the subject of any such claim if Company or its Subsidiaries is unable to provide a non-infringing substitute or otherwise abate the infringement or alleged infringement.

        (b)   Each Contract disclosed (or required to be disclosed) in Schedule 4.14(a) of the Company Disclosure Schedule (each, a "Material Contract") is in full force and effect in accordance with its terms and, assuming the valid execution and delivery by the applicable counter-parties thereto, is a legal, valid and binding agreement of Company or its Subsidiary, as the case may be, enforceable against Company or such Subsidiary, as the case may be, and, to the Knowledge of Company, against the other party or parties thereto, in each case, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors' rights generally and by general principles of equity. Neither Company nor any of its Subsidiaries has received any written notice to terminate or materially amend any Material Contract in effect as of the date of this Agreement. None of Company, any of its Subsidiaries or, to the Knowledge of Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract.

        (c)   Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been made available or delivered by Company to Parent.

        Section 4.15.    Taxes.

        (a)   (i) All income, franchise and other material Company Returns required by Applicable Law to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws, (ii) all Company Returns that have been filed were true and complete in all material respects when so filed, (iii) Company and each of its Subsidiaries have paid (or have had paid on their behalf) all material Taxes due and owing (whether or not shown on any Tax Return) to the extent required and due prior to the date hereof, (iv) all material Taxes that Company or any of its Subsidiaries is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person have been duly withheld or collected and have been timely paid, to the extent required and due prior to the date hereof, to the proper Taxing Authority, (v) any material unpaid Taxes of Company and its Subsidiaries have been reserved for on the Company Balance Sheet, to the extent required to be so reserved in unaudited interim financial statements under GAAP, and (vi) since the Company Balance Sheet Date, neither Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice.

        (b)   (i) The federal Company Returns through the taxable year ended December 31, 2006, and material state income and franchise Company Returns through the taxable year ended December 31, 2006, have been examined and closed or are Company Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) neither Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations period applicable to any federal or material state income or franchise Company Return, which period (after giving effect to such extension or waiver) has not yet expired.

        (c)   (i) No material deficiencies for Taxes with respect to Company or any of its Subsidiaries have been claimed, proposed or assessed by any Taxing Authority in writing, except for deficiencies that have been paid or otherwise resolved or currently are being contested, (ii) there is no Proceeding pending or threatened in writing against or with respect to Company or any of its Subsidiaries in respect of any material Tax or Tax asset, and (iii) no claim has been made by a Taxing Authority in writing in a jurisdiction where Company or any of its Subsidiaries does not file income or franchise Tax Returns that it is or may be subject to taxation by that jurisdiction.

        (d)   There are no Liens for Taxes on any assets of Company or any of its Subsidiaries, other than Permitted Liens.

        (e)   During the three-year period ending on the date hereof, neither Company nor any of its Subsidiaries was a "distributing corporation" or a "controlled corporation" in a transaction intended to be governed by Section 355 of the Code.

        (f)    Neither Company nor any of its Subsidiaries has participated in any "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4.

        (g)   (i) Neither Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which Company is or was the common parent); and (ii) neither Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

        (h)   There are no material Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving Company or any of its Subsidiaries, other than customary commercial or financial arrangements not primarily related to Taxes entered into in the ordinary course of business consistent with past practice.

        Section 4.16.    Employee Benefit Plans.

        (a)   Schedule 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan that to the Knowledge of Company is applicable to its employees. "Company Employee Plan" means each "employee benefit plan," as defined in Section 3(3) of ERISA, each employment, individual consulting, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance or termination benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Company or any Subsidiary and covers any current or former employee, consultant or director of Company or any of its Subsidiaries (or any dependent or beneficiary thereof), or under which Company or any Subsidiary, has any material obligation or liability.

        (b)   Neither Company nor any ERISA Affiliate sponsors, maintains or contributes or is obligated to contribute to, or has in the past five years sponsored, maintained or contributed or been obligated to contribute to, any Company Employee Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any defined benefit plan, any "multiemployer plan" within the meaning of Section 4001(a)(3) or 3(37) of ERISA, or any "multiple employer plan" within the meaning of Section 413(c) of the Code.

        (c)   To the Knowledge of Company, each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is permitted to rely on a favorable opinion letter, in either case, that has not been revoked, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service. To the Knowledge of Company, each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of Company, no fact or event has occurred that could reasonably be expected to adversely affect the exempt status of any such trust.

        (d)   To the Knowledge of Company, each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all Applicable Laws, including ERISA and the Code. To the Knowledge of Company, Company has performed all material obligations required to be performed by it under all Company Employee Plans.

        (e)   To the Knowledge of Company, no Company Employee Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Authority.

        (f)    Except as set forth on Schedule 4.16(f) of the Company Disclosure Schedule, to the Knowledge of Company, the consummation of the Merger will not (either alone or together with any other event) (i) entitle any employee, director or independent contractor of Company or any of its Subsidiaries to any extraordinary pay or benefits under any Company Employee Plan; (ii) accelerate the time of payment or vesting of any compensation or equity-based award; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Employee Plan; or (iv) trigger any payment, increase the amount payable or trigger any other material obligation pursuant to any Company Employee Plan.

        (g)   There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Company or any of its Subsidiaries that, individually or collectively, (i) would entitle any employee or former employee to any severance or other payment as a result of the transactions contemplated hereby (either alone or together with any other event), or (ii) could give rise to the payment of any amount that to the Knowledge of Company would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

        (h)   Neither Company nor any of its Subsidiaries has any obligation to provide post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

        (i)    To the Knowledge of Company, there is no material action, suit, investigation, audit or other Proceeding pending or threatened against or involving any Company Employee Plan before any arbitrator or any Governmental Authority.

        (j)    Each Company Stock Option was granted with a per share exercise price that was not less than the fair market value of a share of Company Common Stock on the date of its grant and is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code. To the Knowledge of Company, each Company Stock Option characterized by Company as an "incentive stock option" within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

        (k)   Company does not have any International Plans.

        (l)    To the Knowledge of Company, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability (contingent or otherwise) of Company at or following the Effective Time.

        Section 4.17.    Labor and Employment Matters.

        (a)   Schedule 4.17(a) of the Company Disclosure Schedule lists the current annual salary rates or current hourly wages, hire date, principal work location and to the Knowledge of Company the leave status (with leaves indicated by "L.O.A.") of all present employees (including temporary and leased employees) of Company and each of its Subsidiaries.

        (b)   Neither Company nor any of its Subsidiaries is a party to, or is currently negotiating, any collective bargaining agreement with a labor union or other labor organization. To the Company's Knowledge, none of the employees of Company or any of its Subsidiaries is currently represented by any union with respect to his or her employment by Company or any Subsidiary and there is no activity or proceeding by a labor union or representative thereof to organize any employees of Company or any of its Subsidiaries. For the past three (3) years, there have been no (i) unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority or (ii) lockouts, strikes, slowdowns, picketings, or work stoppages by or with respect to any employees of the Company or any of its Subsidiaries, or to the Knowledge of Company, threatened against Company or any of its Subsidiaries.

        (c)   Since January 1, 2011, (i) there has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act of 1998 or similar Applicable Law in respect of Company or any of its Subsidiaries.

        (d)   Schedule 4.17(d) of the Company Disclosure Schedule contains a list of all individual (non-entity) independent contractors and consultants currently engaged by Company and each of its Subsidiaries and the date of retention and rate of remuneration for each such individual.

        (e)   To the Knowledge of Company, Company is in compliance in all material respects with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and of employees as exempt or non-exempt, in each case, under the Fair Labor Standards Act of 1938, as amended, and any similar Applicable Law), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect.

        Section 4.18.    Insurance Policies.     Schedule 4.18(a) of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of Company and its Subsidiaries (collectively, the "Insurance Policies") and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect. There is no material claim by Company or any of its Subsidiaries pending under any of such policies or bonds as to which Company has been notified in writing that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual or renewal-related premium increases) with respect to, any Insurance Policy. Schedule 4.18(b) of the Company Disclosure Schedule identifies each material insurance claim made by Company or any of its Subsidiaries between the Company Balance Sheet Date and the date of this Agreement.

        Section 4.19.    Environmental Matters.

        (a)   As of the date hereof, no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Knowledge of Company, none of the foregoing is threatened by any Governmental Authority or other Person relating to or arising out of any failure of Company or any of its Subsidiaries to comply with any Environmental Law.

        (b)   As of the date hereof, Company and its Subsidiaries are, and to the Knowledge of Company have been at all times since their formation, in compliance with all Environmental Laws and all Environmental Permits of Company.

        (c)   There has been no release by Company or any of its Subsidiaries, or to the Knowledge of Company by any other Person, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by Company or any of its Subsidiaries, in each case for which Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Applicable Law.

        (d)   To the Knowledge of Company, there are no material liabilities or obligations of Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of Company, there is no condition, situation or set of circumstances as of the date hereof that would reasonably be expected to result in or be the basis for any such material liability or obligation.

        Section 4.20.    Intellectual Property and Information Technology.

        (a)   Company and its Subsidiaries own or otherwise have the right to use all Company IP necessary for the conduct of the business of Company and its Subsidiaries as currently conducted (the "Necessary IP"), free and clear of any Liens other than Permitted Liens.

        (b)   Schedule 4.20(b) of the Company Disclosure Schedule lists each Proceeding or, to the Knowledge of Company, threatened Proceeding (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by Company or any of its Subsidiaries or by any Company Products, or (ii) challenging the scope, ownership, validity, or enforceability of any Company IP owned by Company or any of its Subsidiaries or of Company and its Subsidiaries' rights under the Necessary IP, regardless of whether such Proceeding or threatened Proceeding has been settled, withdrawn or otherwise resolved. Except as set forth on Schedule 4.20(b) of the Company Disclosure Schedule, to the Knowledge of Company, neither Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person.

        (c)   Schedule 4.20(c) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Registered IP. Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect all material Company Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and recording all assignments (and licenses where required) of the Company Registered IP with the appropriate Governmental Authorities. None of the Company Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of Company, none of the Company Registered IP is invalid or unenforceable.

        (d)   Company and its Subsidiaries have taken reasonable steps to protect their rights in any Company IP owned by Company and its Subsidiaries and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, to the Knowledge of Company, Company and its Subsidiaries have not made available to any other Person any of their material trade secrets or other material confidential or proprietary information that they intended to maintain as confidential, except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

        (e)   Company and its Subsidiaries have obtained from all parties (including employees and current or former consultants and subcontractors) who to the Knowledge of Company have created any portion of, or otherwise who would have any rights in or to, any Necessary IP owned by Company and its Subsidiaries, valid and enforceable written assignments of any such work, invention, improvement or other rights to Company and its Subsidiaries. To the Knowledge of Company, no employee, consultant or former consultant of Company or any of its Subsidiaries has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of Company or any of its Subsidiaries. To the Knowledge of Company, all amounts payable by Company or any of its Subsidiaries to consultants and former consultants have been paid in full, other than current accounts payable that are not delinquent or are subject to a bona fide dispute.

        (f)    Schedule 4.20(f) of the Company Disclosure Schedule contains a complete and accurate list of (i) all third-party Intellectual Property (other than Third Party Software) sold with, incorporated into, distributed in connection with or used in the development of any Company Product that is currently sold, offered or made available by Company or its Subsidiaries (including any Company Product currently under development) and (ii) all other third-party Intellectual Property (other than Third Party Software) used or held for use for any purpose by Company or any of its Subsidiaries that is material to the business of Company and its Subsidiaries taken as a whole, but excluding any commercially available Software licensed by Company for a one-time fee of $50,000 or less or for which Company is obligated to pay $50,000 or less annually.

        (g)   Schedule 4.20(g) of the Company Disclosure Schedule contains a complete and accurate list of all Third Party Software, setting forth for each such item (i) the name and version of such item, (ii) the name of the owner and/or licensor of such item, (iii) all licenses and other agreements pursuant to which Company or any of its Subsidiaries holds rights to such item, and (iv) whether such item has been modified by or on behalf of Company or any of its Subsidiaries. Since January 1, 2011, neither Company nor any of its Subsidiaries has been subjected to an audit of any kind in connection with any license or other agreement pursuant to which Company or any of its Subsidiaries hold rights to any Third Party Software, nor received any notice of intent to conduct any such audit. To the Knowledge of Company, neither Company nor any Subsidiary has incorporated into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that may (A) require any Company IP owned by Company or its Subsidiaries to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (B) grant, or require Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company IP owned by Company or its Subsidiaries, or (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company IP owned by Company or its Subsidiaries.

        (h)   Neither Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Necessary IP owned or purported to be owned by Company or any of its Subsidiaries to any other Person.

        (i)    None of Company's or any of its Subsidiaries' agreements that are in force as of the date of this Agreement (including any agreement for the performance of professional services by or on the behalf of Company or any of its Subsidiaries) confers upon any Person other than Company or any of its Subsidiaries any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such agreement.

        (j)    To the Knowledge of Company, the IT Assets operate and perform in all material respects in a manner that is reasonably expected to permit Company and each of its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of Company, no Person has gained unauthorized access to or otherwise interfered with the operation of any IT Asset in a manner which has had a material adverse effect on Company or its Subsidiary. To the Knowledge of Company, in all matters related to the business of Company and its Subsidiaries, Company and each of its Subsidiaries has implemented and followed reasonable security, backup and disaster recovery processes consistent with applicable industry practices.

        Section 4.21.    Properties.

        (a)   (i) Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all material real properties and material tangible assets necessary for the conduct of their respective businesses and (ii) all such material assets and real properties, other than assets and real properties in which Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

        (b)   Neither Company nor its Subsidiary owns any real property. Schedule 4.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by Company or any of its Subsidiaries in respect of which Company or any of its Subsidiaries has annual rental obligations of $25,000 or more (each, a "Leased Real Property"), (ii) the address for each Leased Real Property, and (iii) current rent amounts payable by Company or its Subsidiaries related to such Leased Real Property. To the Knowledge of Company, all of the leases, subleases and other agreements (each, a "Lease Agreement") governing the Leased Real Property are valid, binding and in full force and effect, and neither Company nor its Subsidiary is in material default under any such Lease Agreement. True and correct copies of such Lease Agreements as currently in effect have been delivered or made available to Parent or its Representatives.

        Section 4.22.    Inventory.     Neither Company nor any of its Subsidiaries is in possession of any material inventory not owned by Company or one of its Subsidiaries, other than goods or products sold to Company or its Subsidiaries on credit terms or provided to Company or its Subsidiaries for sale on a consignment or similar basis.

        Section 4.23.    Interested Party Transactions.     (i) Neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate or Company stockholder that to the Knowledge of Company beneficially owns 5% or more of the outstanding Company Common Stock, or any director or Executive Officer of Company or, to the Knowledge of Company, any Affiliate of any such owner, Executive Officer or director, other than as disclosed in the Company SEC Filings or in Schedule 4.23 of the Company Disclosure Schedule, and (ii) to the Knowledge of Company, and except as set forth on Schedule 4.23 of the Company Disclosure Schedule, no event has occurred since the Company Balance Sheet Date that as of the date hereof would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        Section 4.24.    Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

        (a)   To the Knowledge of Company, Company and its Subsidiaries are in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

        (b)   To the Knowledge of Company, neither Company nor any of its Subsidiaries nor any director, officer, agent or employee of Company or any of its Subsidiaries has, at the direction of or on behalf of Company or any of its Subsidiaries, offered or given anything of value in violation of applicable anti-corruption laws to: (i) any official, employee or representative of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Authority, any political party or official thereof, or candidate for political office for the purpose of the following: (x) improperly influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) improperly inducing such Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist in obtaining or retaining business or to secure an improper business advantage; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

        (c)   To the Knowledge of Company, (i) there have been no false or fictitious entries made in the books or records of Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and (ii) neither Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

        Section 4.25.    Fees and Expenses.

        (a)   Except for the financial or other advisors and legal counsel to the Company or its Representatives (including the Special Committee) who will be paid customary fees for their advice and work (in amounts anticipated to be reasonably consistent with the amounts estimated in Schedule 4.25(b) of the Company Disclosure Schedule), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who is entitled to any banking, broker's, finder's or similar fee or commission from Company or its Subsidiary in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

        (b)   Company does not anticipate that the fees and expenses of its accountants, brokers, financial or other advisors, consultants, legal counsel and other Persons retained by Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, incurred or to be incurred in connection with this Agreement and the transactions contemplated by this Agreement will materially exceed the aggregate anticipated fees and expenses set forth in Schedule 4.25(b) of the Company Disclosure Schedule.

        Section 4.26.    Opinion of Financial Advisor.     The Special Committee and the Company Board has received from the Special Committee's advisor, Imperial Capital, LLC, a written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters and limitations set forth therein, the Per Share Amount to be received in the Merger by the holders of Company Common Stock (other than the Excluded Holders) is fair, from a financial point of view, to such holders.

        Section 4.27.    Antitakeover Statute; No Rights Plan.

        (a)   Assuming the accuracy of the representation and warranty set forth in Section 5.08 hereof, Company and Company Board have taken or will take all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in Section 203 of Delaware Law. To the Knowledge of Company, no other "control share acquisition," "fair price," "moratorium" or other antitakeover Applicable Law applies to the Merger, this Agreement, the Voting Agreements or any of the other transactions contemplated hereby or thereby.

        (b)   As of the date hereof, Company has no rights plan, "poison-pill" or other comparable agreement or arrangement in effect designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

        Parent and Merger Subsidiary hereby jointly and severally represent and warrant to Company that:

        Section 5.01.    Corporate Existence and Power.     Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a wholly-owned subsidiary of Parent. Each of Parent and Merger Subsidiary has all corporate powers required to own its properties and carry on its business as now conducted. Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Parent has heretofore delivered to Company complete and correct copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Parent owns of record and beneficially 100% of the equity or other ownership interests in Merger Subsidiary. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

        Section 5.02.    Corporate Authorization.     Each of Parent and Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to and to perform its respective obligations hereunder. The board of directors of Parent has: (a) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Parent and its stockholders; and (b) authorized and approved the execution, delivery and performance of this Agreement by Parent. The board of directors of Merger Subsidiary has: (i) approved and declared advisable this Agreement and the transactions contemplated hereby; (ii) determined that this Agreement and the transactions contemplated by this Agreement (including the Merger) are fair to and in the best interests of Merger Subsidiary and of Parent as its sole stockholder; and (iii) resolved to recommend that Parent as the sole stockholder of Merger Subsidiary adopt this Agreement. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the performance by Parent and Merger Subsidiary of their respective obligations hereunder have been duly authorized by all necessary corporate and shareholder action on the part of Parent and Merger Subsidiary, other than, with respect to the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Subsidiary (which Parent hereby covenants shall occur immediately following the execution and delivery hereof) and the filing of the Certificate of Merger as required by the Delaware Law. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors' rights generally and by general principles of equity.

        Section 5.03.    Governmental Authorization.     The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iii) any actions or filings the absence of which would not reasonably be expected to result in a Buyer Material Adverse Effect.

        Section 5.04.    Non-contravention.     The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of their respective obligations hereunder do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational or governing documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, Merger Subsidiary or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, with such exceptions, in the case of each of clauses (ii), (iii) and (iv) above, as would not reasonably be expected to result in a Buyer Material Adverse Effect.

        Section 5.05.    Disclosure Documents.     None of the information provided to Company or its Representatives by or on behalf of Parent specifically for inclusion in the Proxy Statement or any amendment or supplement thereto will, at the time so provided or at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Company or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Schedule 13E-3 Transaction Statement (together with any amendments thereof or supplements thereto, the "Schedule 13E-3") to be prepared and filed by Parent and the other applicable Excluded Holders pursuant to Section 6.03 will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Schedule 13E-3 or any amendment or supplement thereto is first distributed to stockholders of Company, and at the time such stockholders vote on adoption of this Agreement, the Schedule 13E-3, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, that notwithstanding the foregoing, none of the representations and warranties contained in this Section 5.05 will be deemed to apply to statements or omissions included in Schedule 13E-3 based upon information furnished to Parent by or on behalf of Company expressly for inclusion therein.

        Section 5.06.    Litigation.     As of the date hereof, there is no Proceeding pending against or to the Knowledge of Parent, threatened against, Parent or any Subsidiary or any of their respective Affiliates, owners, principals or financing sources, that would reasonably be expected to result in any Buyer Material Adverse Effect. Neither Parent nor Merger Subsidiary nor any of their respective Affiliates, owners, principals or financing sources (including the Investors, as defined in the Commitment Letter), is subject to any Order that would, individually or in the aggregate, reasonably be expected to result in any Buyer Material Adverse Effect.

        Section 5.07.    Financing.     As of the date hereof and at the Closing, Parent has and will have sufficient cash to pay the aggregate Merger Consideration and to timely and fully perform its obligations under this Agreement, and Parent will cause and direct Merger Subsidiary to (and will timely provide Merger Subsidiary all necessary financing to permit Merger Subsidiary to) timely and fully perform its obligations under this Agreement. There are no liabilities or obligations of Parent or Merger Subsidiary nor any of their respective Affiliates, owners, principals or financing sources (including the Investors, as defined in the Commitment Letter), of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, which reasonably could result in a Buyer Material Adverse Effect. Parent has delivered to Company true, correct and complete copies of (a) the executed Commitment Letter, in which the Investors (as defined therein) commit to invest, subject to the terms and conditions therein, cash in the aggregate amounts set forth therein (the "Financing"), for the purposes of financing the transactions contemplated by this Agreement and to pay related fees and expenses, and (b) the executed Guarantee, pursuant to which the Investors (as defined in the Commitment Letter) agree to guarantee the obligations of Parent, Merger Subsidiary and the Surviving Corporation under the Merger Agreement, subject to the terms and conditions set forth therein (the documents described in clauses (a) and (b), the "Financing Documents"). None of the Financing Documents has been amended or modified prior to the date of this Agreement, and as of the date of this Agreement, no such amendment or modification is pending or contemplated. As of the date of this Agreement, the respective obligations and commitments contained in the Financing Documents have not been challenged, withdrawn or rescinded in any respect and are enforceable in accordance with their respective terms against the parties thereto (including by the Company as a third party beneficiary thereof). There are no side letters or other agreements (whether written or oral) to which Parent, Merger Sub or any of their Affiliates is a party that relate to the funding or investing, as applicable, of the Financing or to the Guarantee that could affect the availability of the Financing or the validity or availability of the Guarantee, or which include conditions precedent to the obligations of the parties thereunder. Parent has fully paid or caused to be fully paid any and all payable in connection with the Financing Documents, if any, the Financing Documents are and at all times will remain in full force and effect in accordance with their terms, and the Financing Documents are the legal, valid, binding and enforceable obligations of each of the parties thereto, enforceable by such parties and by the Company as a third party beneficiary thereof. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing or the timely and full performance of the Guarantee as and when required, other than as expressly set forth in the Commitment Letter and Guarantee, respectively. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a default or breach on the part of any party thereto under any of the Financing Documents. As of the date hereof, Parent has no reason to believe that, and no facts or circumstances exist that suggest, any of the conditions to the Financing will not be satisfied or any party to any Financing Document will not timely and fully perform its obligations thereunder.

        Section 5.08.    No Ownership.     Neither Parent nor Merger Subsidiary nor any of their respective Affiliates beneficially owns any shares of Company Common Stock. Neither Parent nor any of its Affiliates is an "interested stockholder" (as such term is defined in Section 203 of the Delaware Law) of Company.

        Section 5.09.    Parent and Merger Subsidiary Capitalization.     As of the date hereof, and as of the Closing Date (including, after giving effect to any contribution of Company Common Stock to Parent pursuant to the Contribution Agreements), the capitalization of Parent and Merger Subsidiary (and the identities and ownership percentages of the beneficial owners of all equity, voting or other ownership or other interests in or to Parent and Merger Subsidiary) are and will be as set forth on Schedule 5.09 attached.

        Section 5.10.    Solvency.     Assuming (a) satisfaction or valid waiver (to the extent permitted hereunder) of the conditions to Parent's and Merger Subsidiary's obligation to consummate the Merger, (b) payment of all amounts required to be paid by the respective parties in connection with or as a result of the consummation of the transactions contemplated by this Agreement, and (c) payment of all related fees and expenses of the respective parties relating to the transactions contemplated by this Agreement (including any fees, if any, relating to the financing contemplated by the Commitment Letter), each of Parent and the Surviving Corporation and its Subsidiaries, individually and taken as a whole, will be Solvent both as of the Effective Time and immediately after (and after giving effect to) the consummation of the transactions contemplated by this Agreement and the payment of all amounts described in clauses (b) and (c) above.

        Section 5.11.    Independent Review; Non-Reliance.     Parent and Merger Subsidiary acknowledge and agree that they have conducted their own independent review and analysis of the business, assets, condition and operations of the Company and its Subsidiaries. In connection with entering into this Agreement, Parent and Merger Subsidiary have relied solely and exclusively upon its own investigation and analysis of the Company and its Subsidiaries. and the representations and warranties, covenants and agreements of the Company contained in this Agreement.

        Section 5.12.    No Other Company Representations and Warranties.     Except for the representations and warranties of Company set forth in Article 4 hereof, Parent and Merger Subsidiary hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or operations, including with respect to any information delivered or made available to Parent or Merger Subsidiary or their respective Representatives.

        Section 5.13.    Brokers.     No broker, finder or investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary or their respective Affiliates or Representatives.

        Section 5.14.    Full Access.     Parent and Merger Subsidiary acknowledge that, to their knowledge, Company or its Representatives have delivered or made available to Parent, Merger Subsidiary or their Representatives substantially all of the books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries that they have requested to review, and Parent, Merger Subsidiary or their Representatives have had full opportunity to meet with the management of the Company and its Subsidiary to discuss and to receive answers to all of their questions regarding the businesses, assets and potential prospects of the Company and its Subsidiaries.

        Section 5.15.    Absence of Certain Agreements.     As of the date of this Agreement, there are no Contracts to which any of Parent, Merger Subsidiary, or any of their respective Affiliates is party (a) pursuant to which any stockholder of Company (other than the parties to the Contribution Agreements) would be entitled to receive consideration of a different amount or nature than the Per Share Amount or pursuant to which (other than pursuant to the Voting Agreements) any stockholder of the Company agrees to vote to adopt or approve or otherwise to support this Agreement or the Merger or agrees to vote against any Acquisition Proposal or (b) pursuant to which any member of the Company's board of directors or any current employee of the Company or any of its Subsidiaries (i) has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any currently existing employment contracts with Company or any of its Subsidiaries), (y) contribute, transfer, roll over or purchase any shares of Company Common Stock or Company Options to Company or any of its Subsidiaries or Parent or any of its Affiliates (other than the parties to the Contribution Agreements) or (z) receive any capital stock of the Company or any of its Subsidiaries (other than pursuant to any existing employment contracts with the Company or any of its Subsidiaries) or Parent, or (ii) otherwise is entitled to any material benefits in connection with or as a result of this Agreement or the Merger.

ARTICLE 6

COVENANTS

        Section 6.01.    Conduct of Company.     Except (w) for matters expressly permitted or contemplated by this Agreement , (x) as set forth in Schedule 6.01 of the Company Disclosure Schedule, (y) as required by Applicable Law or (z) with the prior written consent of Parent (not to be unreasonably conditioned, delayed or withheld), from the date of this Agreement until the Effective Time, Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and shall use its commercially reasonable efforts to (i) preserve its Company Registered IP, business organization and material assets (but not precluding any sales of Company Products in the ordinary course), (ii) keep available the services of its current Executive Officers, (iii) maintain in effect its material Governmental Authorizations and (iv) maintain satisfactory relationships with its key suppliers, distributors and others having material business relationships with Company. Without limiting the generality of the foregoing, but subject to the exceptions in clauses (w) through (z) above, Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent (not to be unreasonably conditioned, delayed or withheld):

          (a)   amend Company's or any of its Subsidiaries' certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise), other than to effect a reverse stock split;

          (b)   (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Company to its parent and except for distributions resulting from the vesting or exercise of Company Compensatory Awards, (ii) split, combine or reclassify any capital stock of Company or any of its Subsidiaries (it being acknowledged that Company is contemplating a reverse stock split and any actions in preparation therefor or the consummation thereof shall not require any consent of Parent or be deemed a violation of this Agreement), (iii) except as otherwise provided in Section 6.01(c) below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of Company or any of its Subsidiaries, (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for acquisitions of Company Common Stock by Company in satisfaction of the applicable exercise price and/or withholding taxes with respect to the exercise of Company Compensatory Awards, deemed acquisitions resulting from the forfeiture of Company Options or Company Restricted Stock Awards, or as permitted or required pursuant to any Contracts in effect as of the date hereof, or (v) amend, modify or change any term of any Indebtedness of Company or any of its Subsidiaries outstanding as of the date hereof in any material respect, other than changes in the terms of trade or accounts payable or other changes that are economically favorable to Company or its Subsidiary;

          (c)   (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Compensation Awards or pursuant to Contracts that are outstanding on the date of this Agreement in accordance with their terms as in effect on the date of this Agreement, or (ii) amend any term of any Company Security or any Company Subsidiary Security in any material respect, other than as required or permitted hereunder;

          (d)   adopt a plan or agreement of, or resolutions providing for or authorizing, a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization involving Company or any of its Subsidiaries;

          (e)   make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $50,000 in the aggregate in any fiscal quarter, other than purchases of inventory or the manufacture or purchase of Company Products;

          (f)    acquire (i) any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) any other material assets (other than assets and inventory acquired in the ordinary course of business consistent with past practice or as otherwise excepted hereunder);

          (g)   sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any Company Registered IP, material assets or material properties, except (i) pursuant to existing Contracts or commitments, (ii) sales of used, obsolete or non-essential equipment, (iii) Permitted Liens, and (iv) sales of inventory and Company Products in the ordinary course of business;

          (h)   (i) hire or engage any employees, consultants or contractors, other than hiring replacement employees, consultants or contractors in the ordinary course following the termination or resignation of current employees, consultants or contractors and other than the addition of directors to the Board of Directors of Company or its Subsidiaries; (ii) induce or encourage any employees, consultants or contractors to resign from Company or any of its Subsidiaries, other than for performance-based reasons or as part of a planned reduction in force measure; (iii) promote any employees, or transfer any employees, or change the employment status or titles or terms of employment of any employees other than in the ordinary course or as contemplated above; (iv) materially increase the salary or other compensation (of any type or form) payable or to become payable by Company or any of its Subsidiaries to any of their employees, consultants, contractors, or advisors, other than ordinary course cost of living or similar increases or increases required under the terms of employment in effect as of the date hereof; (v) form, create, adopt or issue any new, or modify any existing, salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement with any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan) or modify or waive any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof, other than ordinary course cost of living adjustments or as required under the terms of employment in effect as of the date hereof; (vi) reprice any right to acquire Company Securities or Company Subsidiary Securities or amend or accelerate or waive any vesting terms related to any award of, or award with respect to, any Company Securities or Company Subsidiary Securities held by any such Person, other than as required or permitted under the terms applicable to such Company Securities or Company Subsidiary Securities as of the date hereof, or (v) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by Company or any of its Subsidiaries of a bonus, commission or other additional salary, compensation or employee benefits to any employee, consultant or contractor, (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan), except to the extent required by Contracts outstanding as of the date hereof;

          (i)    (i) write-down any of its material assets, including any Company IP, unless required or permitted by GAAP or based upon the advice of Company's independent auditor, or (ii) make any material change in any method of financial accounting principles, method or practices, in each case except for any such change required or permitted by GAAP or Applicable Law, including Regulation S-X under the Exchange Act;

          (j)    (i) repurchase, prepay or incur any material Indebtedness outside of the ordinary course of business, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of Company or any of its Subsidiaries, enter into any "keep well" or other Contract to maintain the financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (in each case other than (A) in connection with the financing of ordinary course trade or accounts payables or (B) Indebtedness relating to trade or accounts payables in the ordinary course of business consistent with past practice), or (ii) make any material loans, advances or capital contributions to, or investments in, any other Person (other than (A) Company or any of its Subsidiaries or (B) purchase orders, accounts receivable and extensions of credit in the ordinary course of business, and advances or reimbursements of expenses to employees, in each case in the ordinary course of business);

          (k)   agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant materially and adversely restricting Company, any of its Subsidiaries or the Surviving Corporation from competing in any line of business against any Person or in any territory, other than renewals or extensions of such provisions or covenants under currently existing arrangements or to the extent required as a condition of purchasing or selling specific Company Products;

          (l)    enter into any Contract, or relinquish or terminate any Contract or other right, in any individual case with an annual value in excess of $50,000 or with a value over the life of the Contract in excess of $150,000, other than entering into non-exclusive distribution, marketing or other agreements in the ordinary course of business consistent with past practice and that are terminable without material penalty within twelve months;

          (m)  make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file any material claim for Tax refunds, enter into any closing agreement with respect to material Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund or material reduction in Tax liability, except as required by Applicable Law or based on the advice of the Company's independent auditor;

          (n)   (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $50,000 in any individual case, other than (A) as described in the Company Disclosure Schedule or as required by Contracts or agreements in principle in effect on the date of this Agreement, (B) claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves), or (C) claims, liabilities or obligations incurred since the Company Balance Sheet Date in the ordinary course of business, provided that, in the case of each of clause (A), (B) or (C), the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligation (other than the payment of money) to be performed by the Surviving Corporation following the Effective Time, (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $50,000 in any individual case, except as required by Applicable Law or Order or in the ordinary course of business, and excluding in any case any assignments or transfers relating to collection activities or any commercial accommodations, settlements or compromises with suppliers of Company Products resulting from arm's-length commercial negotiations, or (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any material confidentiality, standstill or similar Contract to which a Third Party and the Company or any of its Subsidiaries is a party;

          (o)   other than in connection with ordinary course promotional activities, engage in (i) extraordinary collection practices intended to materially accelerate collections of receivables that would otherwise be expected (based on past practice and the payment terms thereof) to be collected following the Effective Time or (ii) any practice intended to postpone to after the Effective Time any material payments by Company or any of its Subsidiaries that would otherwise become due and payable (based on past practice and the applicable payment terms) prior to the Effective Time, in each case in a manner that is materially inconsistent with past practices; or

          (p)   authorize, commit or agree to take any of the foregoing actions.

        Section 6.02.    Go Shop; No Solicitation.

        (a)   Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on or before the fifth Business Day following the execution of this Agreement and continuing until 11:59 p.m. (New York City time) on June 24, 2012, Company and its Representatives shall have the right to, directly or indirectly, (i) initiate, solicit and encourage, whether publicly or otherwise, Acquisition Proposals, or inquiries, proposals or offers or other efforts or attempts that could lead to an Acquisition Proposal, including, by way of providing access to non-public information to any Person pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement (provided that any non-public information provided to such Persons not previously delivered or made available to Parent or its Representatives shall be provided to Parent promptly following the time it is provided to such Persons); and (ii) enter into, engage in and maintain discussions or negotiations with respect to Acquisition Proposals, or inquiries, proposals or offers or other efforts or attempts that could lead to an Acquisition Proposal, including through the waiver or release by the Company, at its sole discretion, of any preexisting standstill or similar agreements with any Person to permit such Person to make or amend an Acquisition Proposal, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

        (b)   Except as permitted by Sections 6.02(c) and 6.02(d), from 12:00 a.m. (New York City time) on June 25, 2012 (the "No-Shop Period Start Date"), until the Effective Time or, if earlier, the termination of this Agreement, Company shall not, nor shall it authorize or knowingly permit its Subsidiaries or Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or assist (including by way of furnishing information) the submission by any third party of an Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, or (ii) engage in, continue or otherwise participate in any negotiations or discussions regarding an Acquisition Proposal, or provide any information or data to any Person relating to the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal. At 12:00 a.m. on the No-Shop Period Start Date, except as permitted by Sections 6.02(c) and 6.02(d), Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted prior thereto with respect to any Acquisition Proposal.

        (c)   Notwithstanding anything to the contrary set forth in Section 6.02(b), during the period commencing on the No-Shop Period Start Date and continuing until the earlier of the termination of this Agreement and the receipt of the Stockholder Approval, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal, if the Person so requesting such information executes an Acceptable Confidentiality Agreement (provided, that any non-public information provided to such Person not previously delivered or made available to Parent or its Representatives shall be provided to Parent promptly following the time it is provided to such Person), and (ii) engage in negotiations or discussions with any Person who has made a bona fide written Acquisition Proposal, if in each such case, such Acquisition Proposal did not result from a material breach of this Section 6.02 and the Special Committee or the Company Board determines in good faith (A) after consultation with outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the Company directors' fiduciary duties under Applicable Law, and (B) such Acquisition Proposal constitutes a Superior Proposal or could reasonably result in a Superior Proposal.

        (d)   Notwithstanding anything to the contrary set forth in Section 6.02(b) or 6.02(c), following the No-Shop Period Start Date and until 11:59 p.m. (New York City time) on July 9, 2012 (the "Cut-Off Date"), the Company and its Representatives may continue to engage in the activities described in Section 6.02(a) with respect to each Exempted Person, including with respect to any amended Acquisition Proposal submitted by an Exempted Person.

        (e)   From and after the No-Shop Period Start Date (and, with respect to any Exempted Person, from and after the Cut-Off Date), Company shall promptly (and in any event within 24 hours of receipt) advise Parent in writing if the Company or any of its Subsidiaries or, to its Knowledge, its Representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to an Acquisition Proposal, or (ii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with the material terms and conditions of such inquiry, request, proposal or offer, the identity of the Person making any such inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment or modification) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any material written inquiries, correspondence and draft documentation.

        (f)    Except as set forth in Section 6.02(g), neither the Company Board nor any committee thereof (including the Special Committee) shall:

          (i)    withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or fail to include the Company Recommendation in the Proxy Statement, or adopt, approve or recommend to propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal;

          (ii)   take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer involving Company made by a Third Party, other than a recommendation against such offer or a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act (it being understood that the Special Committee and the Company Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) Business Day after the commencement of a tender offer or exchange offer in connection with such Acquisition Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered an adverse modification of the Company Recommendation) (each action set forth in paragraph 6.02(f)(i) above and any public recommendation that the Company stockholders accept a tender offer or exchange offer by a Third Party described in this paragraph (ii), an "Adverse Recommendation Change");

          (iii)  cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement or a letter of intent or agreement in principle with respect thereto (other than an Acceptable Confidentiality Agreement) (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal; or

          (iv)  take action pursuant to Section 8.01(d)(i).

        (g)   Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Stockholder Approval is obtained, but not after, the Special Committee or the Company Board may, if the Special Committee or the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with their fiduciary duties under Applicable Law, (I) effect an Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event or (II) solely in response to a Superior Proposal received after the date hereof and that did not result from a material breach of this Section 6.02, take action pursuant to Section 8.01(d)(i); provided, that: (A) the Company shall have provided prior written notice to Parent, at least seventy-two hours in advance, of its intention to effect an Adverse Recommendation Change or to take action pursuant to Section 8.01(d)(i), which notice shall, if applicable, specify the identity of the party making a Superior Proposal and the material terms thereof (including copies of all proposed transaction documents); (B) after providing such notice and prior to effecting such Change of Recommendation or taking such action pursuant to Section 8.01(d)(i) , Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect an Adverse Recommendation Change or take the proposed action pursuant to Section 8.01(d)(i) , and (C) the Special Committee and the Company Board shall have considered in good faith any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, even if Parent's proposed changes were to be given effect and, in the case of a Superior Proposal, that such Superior Proposal would continue to constitute a Superior Proposal even if Parent's proposed changes were to be given effect. If Parent proposes changes to this Agreement pursuant to this Section 6.02(g) and as a result thereof the Special Committee and the Company Board no longer consider the Superior Proposal to be a Superior Proposal, and thereafter material revisions are proposed to the Superior Proposal such that the Special Committee or the Company Board again determines in good faith that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, Company shall be required to deliver a new written notice to Parent at least seventy-two hours in advance before Company may make the Adverse Recommendation Change or take action pursuant to Section 8.01(d)(i); otherwise comply with the applicable requirements of this Section 6.02(g).

        (h)   Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prevent the Special Committee or the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) or Item 1012 of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal or from making any legally required disclosures to stockholders (including, without limitation, any "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act).

        Section 6.03.    Stockholder Meeting.

        (a)   As promptly as reasonably practicable following the date of this Agreement (but no later than the twenty-fifth (25th) Business Day following the date hereof), (i) Company shall prepare and file with the SEC the Proxy Statement with respect to a meeting of holders of Company Common Stock to vote to adopt this Agreement (the "Stockholders Meeting"); in consultation with Parent, set a record date for the Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith; and (ii) Parent and the other Excluded Persons will prepare and file with the SEC concurrently with the filing of the Proxy Statement, the Schedule 13E-3. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement, and the Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 13E-3 prior to the filing thereof with the SEC and each party shall consider in good faith any comments reasonably proposed by the other. Parent shall furnish to Company all information regarding Parent and its Affiliates that may be required (pursuant to the Exchange Act and other Applicable Law) to be set forth in the Proxy Statement and the Company shall furnish to Parent all information regarding Company and its affairs that is required to be included in the Schedule 13E-3. Company shall (to the extent required by Applicable Law): (i) promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC. Parent shall (to the extent required by Applicable Law): (A) promptly correct any information provided by it or any applicable Excluded Person for inclusion in the Proxy Statement or included by it in the Schedule 13E-3, to the extent that such information shall have become false or misleading in any material respect (and cooperate with Parent in connection with any amendment thereto required as a result of such corrected information), and (B) take all steps necessary to cause the Schedule 13E-3 as so corrected to be filed with the SEC and distributed to the Company stockholders if required by Applicable Law. Company shall promptly provide Parent and its counsel with a copy of any comments received by Company from the SEC with respect to the Proxy Statement and Parent shall promptly provide Company and its counsel with a copy of any comments received by Parent or any Excluded Person from the SEC with respect to the Schedule 13E-3. Parent and its counsel and the Company and its counsel shall be given a reasonable opportunity to review and comment upon the response to any comment letter and any amendment or supplement to the Proxy Statement and Schedule 13E-3, as applicable, prior to the filing thereof with the SEC, and the Company shall consider in good faith any comments reasonably proposed by Parent and vice versa.

        (b)   As promptly as reasonably practicable following the clearance of the Proxy Statement and Schedule 13E-3 by the SEC, Company shall (subject to Applicable Law and the requirements of its certificate of incorporation and bylaws and allowing for a reasonable period to solicit proxies with respect to the Stockholder Approval) take all action reasonably necessary to call and convene the Stockholders Meeting and to cause the Proxy Statement to be mailed to Company stockholders; provided, that notwithstanding anything to the contrary herein, Company shall not be obligated to mail the Proxy Statement to Company stockholders prior to the No-Shop Period Start Date (or, if Company is in discussions with an Exempted Person after the No-Shop Period Start Date, prior to the Cut-Off Date). Notwithstanding anything to the contrary contained in this Agreement, the Company may delay convening, postpone or adjourn the Stockholders Meeting if Company determines in good faith that the delay, postponement or adjournment of the Stockholders Meeting is necessary or appropriate in order to facilitate compliance with Applicable Law or compliance by the Special Committee or the Company Board with applicable fiduciary duties, or to enable Company to obtain the Stockholder Approval. Without limiting the generality of the foregoing, Company agrees that its obligations pursuant to the first sentence of this subparagraph (b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company or any other Person of any Acquisition Proposal, unless the process described in Section 6.02(g) results therefrom, in which case Company's obligations shall be suspended until the resolution of such process unless an Adverse Recommendation Change or a termination of this Agreement results therefrom.

        (c)   Except as expressly contemplated or permitted by Sections 6.02 or 6.03, and subject to Section 6.03(d) below, the Special Committee and the Company Board shall recommend adoption of this Agreement by the Company stockholders (the "Company Recommendation"), and include such Company Recommendation in the Proxy Statement, and Company shall take all lawful action to solicit such adoption and approval.

        (d)   Notwithstanding the foregoing or anything to the contrary herein, Company shall not be obligated to prepare or file the Proxy Statement or any amendments thereto, nor to distribute the Proxy Statement or solicit votes from Company stockholders pursuant to the Proxy Statement, nor convene and hold the Stockholder Meeting, from and after the date of any Adverse Recommendation Change or any action taken pursuant to Section 8.01(d)(i).

        Section 6.04.    Access to Information.     From the date hereof until the Effective Time, Company shall (i) give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, and Executive Officers of Company and its Subsidiaries during normal business hours, (ii) furnish to Parent and its Representatives such financial, Tax and operating data and other information as such Persons may reasonably request, and (iii) instruct its Representatives to reasonably cooperate with Parent and its Representatives in connection with such matters; provided, however, that Company may restrict the foregoing access to the extent that (A) any Applicable Law requires Company to restrict or prohibit access to any such properties or information, (B) the information is subject to confidentiality obligations or duties owed to any Third Party, (C) such disclosure would result in disclosure of any proprietary information or trade secrets of any Third Party, or (D) such disclosure reasonably could, based on the advice of Company's counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company.

        Section 6.05.    Notice of Certain Events.

        (a)   Between the date of this Agreement and the Effective Time, subject to any restrictions under Applicable Law or Contract, the Executive Officers of the Company, including but not limited to the Chief Executive Officer of Company, shall keep Parent reasonably informed as to the status of the Company and its Subsidiaries, the results of their operations and other matters reasonably requested by Parent; provided, no such information shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

        (b)   Company shall promptly notify Parent of:

          (i)    any written notice from any Person alleging that the consent of such Person is required to consummate the Merger;

          (ii)   any material notice or other material written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

          (iii)  any material Proceeding commenced against or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed by Company pursuant to Sections 4.12, 4.13, 4.15, or 4.16, as the case may be, or that reasonably would prevent or materially delay the consummation of the Merger;

          (iv)  any notice or other communication from any Major Customer or Major Supplier that such Major Customer or Major Supplier is terminating its relationship with Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement; and

          (v)   any inaccuracy of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that is reasonably likely to cause the conditions set forth in Section 7.01 or 7.02 not to be satisfied.

        (c)   Between the date of this Agreement and the Effective Time, Parent shall promptly notify Company of:

          (i)    any written notice from any Person alleging that the consent of such Person is required to consummate the Merger;

          (ii)   any material notice or other material written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

          (iii)  any material Proceeding commenced against or, to the Knowledge of Company, threatened against Parent, Merger Subsidiary, any party to the Equity Commitment or Guarantee, or any Affiliate of the foregoing that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, or that reasonably would prevent or materially delay the consummation of the Merger; and

          (iv)  any inaccuracy of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that is reasonably likely to cause the conditions set forth in Section 7.01 or 7.03 not to be satisfied.

        Section 6.06.    401(k) Plans.     Unless otherwise directed in writing by Parent at least ten (10) Business Days prior to the Effective Time, effective as of the day immediately preceding the Effective Time, (i) Company and each Subsidiary thereof shall take all actions necessary to effect the termination of any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and (ii) no Company employee shall have any right thereafter to contribute any amounts to any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. Company shall provide Parent with evidence that each such Company Employee Plan has been terminated, upon request.

        Section 6.07.    State Takeover Laws.     For so long as this Agreement is in effect and provided a Superior Proposal has not then been submitted to the Company and not withdrawn, if any "control share acquisition," "fair price," "moratorium" or other anti-takeover Applicable Law becomes or is deemed to be applicable to Company, Parent, Merger Subsidiary, the Merger, the Voting Agreements or any other transaction contemplated by this Agreement, then each of Company, Parent, Merger Subsidiary, and their respective boards of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

        Section 6.08.    Obligations of Merger Subsidiary.     Parent shall ensure that Merger Subsidiary and (from and after the Effective Time) the Surviving Corporation duly performs, satisfies and discharges on a timely basis its covenants, obligations and liabilities under this Agreement, and Parent shall be jointly and severally liable with Merger Subsidiary and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities and for any remedies resulting from any breach or non-compliance with the same. Without limiting the foregoing, Parent and Merger Subsidiary shall diligently and specifically enforce the terms of the Commitment Letter in accordance with its terms to ensure all funds required to complete the Merger and the other transactions contemplated hereby are available at or prior to the Effective Time.

        Section 6.09.    Voting of Shares.     Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries, if any, in favor of adoption of this Agreement at the Stockholder Meeting, and will vote or cause to be voted all of the shares of Merger Subsidiary in favor of adoption of this Agreement immediately following the date hereof, and shall not thereafter rescind or revoke such approval.

        Section 6.10.    Director and Officer Liability.

        (a)   For at least six (6) years after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained and in effect for the benefit of the Indemnified Parties (as defined below), directors' and officers' liability insurance coverage for each such person, with respect to claims arising from acts, omissions, facts or circumstances in existence as of or prior to the Effective Time (including, in respect of the Merger and the other transactions contemplated by this Agreement), and on terms and with the scope and amount of coverage no less favorable to such Indemnified Parties than those in the Company's and its Subsidiaries' directors and officers' insurance policies in effect on the date hereof; provided that in satisfying its obligation under this Section 6.10(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 175% of the aggregate annual premiums payable for Company's and its Subsidiaries' current policies in effect as of the date of this Agreement (the "Current Premium"), which amount is set forth in Schedule 6.10(a) of the Company Disclosure Schedule, and if such premiums for such insurance would at any time exceed 175% of the Current Premium, then Parent and the Surviving Corporation shall cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to 175% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid "tail" or "runoff" policies are obtained prior to the Effective Time (and which Company may obtain prior to the Effective Time notwithstanding any restrictions otherwise set forth in this Agreement, other than the restrictions set forth in the proviso at the end of this sentence), if such policies provide such Indemnified Parties with coverage for an aggregate period of at least six (6) years after the Effective Time on terms and with the scope and amount of coverage no less favorable to such Indemnified Parties than those in the Company's and its Subsidiaries' directors and officers' insurance policies in effect on the date hereof, with respect to claims arising from acts, omissions, facts or circumstances in existence as of or prior to the Effective Time, including, in respect of the Merger and the other transactions contemplated by this Agreement; provided, however, that neither Company nor any Subsidiary of Company shall pay more than 200% of the Current Premium for such prepaid "tail" or "runoff" policies without the prior written consent of Parent, not to be unreasonably conditioned, delayed or withheld. If such prepaid policies are obtained prior to the Effective Time, Parent and the Surviving Corporation shall maintain such policies in full force and effect for their full six (6) year term, and continue to honor all obligations thereunder necessary to maintain such policies in full force and effect, and if such prepaid policies are terminated prior to the sixth anniversary of the Effective Time for any reason, Parent and the Surviving Company shall jointly and severally be responsible for obtaining replacement insurance coverage that satisfies all requirements of this Section 6.10(a).

        (b)   The Surviving Corporation and Parent jointly and severally agree to from and after the Effective Time, fulfill and honor in all material respects any and all obligations of Company or its Subsidiaries (including any obligations to advance costs of defense) pursuant to: (i) each indemnification agreement set forth on Schedule 6.10(b) of the Company Disclosure Schedule between Company or any of its Subsidiaries and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Company or any of its Subsidiaries (such current or former directors or officers, the "Indemnified Parties"); and (ii) any indemnification provision, advancement and any exculpation provision set forth in the certificate of incorporation or bylaws of Company or its applicable Subsidiaries as in effect as of the date of this Agreement; provided that such obligations shall be subject to any mandatory limitation imposed from time to time under Applicable Law. Without limiting the foregoing, the certificate of incorporation and bylaws of the Surviving Corporation and equivalent organizational documents of the Surviving Corporation's Subsidiaries shall contain equivalent provisions with respect to indemnification, advancement and exculpation from liability as are set forth in Company's certificate of incorporation and bylaws and equivalent organizational and governing documents of the Company's Subsidiaries on the date of this Agreement (with such changes as are necessary to make clear that those provisions shall apply equally to the Indemnified Parties as former directors and officers of the Surviving Corporation as they applied to Company and its Subsidiaries prior to the Effective Time), and, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Company, the Surviving Corporation or Parent, as applicable, a written notice asserting a bona fide claim for indemnification pursuant to this Section 6.10(b) or 6.10(c) below, then the claim asserted in such notice and all indemnification, advancement and exculpation obligations with respect thereto, shall survive the sixth anniversary of the Effective Time and continue until such time as such claim is fully and finally resolved.

        (c)   Without limiting the provisions of Section 6.10(b), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless, to the fullest extent permitted by Applicable Law, each Indemnified Party from and against any costs, fees and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim or Proceeding, whether civil, criminal, administrative or investigative, to the extent such claim or Proceeding, arises out of or pertains to: (i) any action or omission or alleged action or omission in such Indemnified Party's capacity as a director or officer of Company or its Subsidiary (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); or (ii) the Merger or any of the other transactions contemplated by this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable law, Parent and the Surviving Corporation jointly and severally agree to advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Party therefor, all reasonable costs, fees and expenses (including reasonable attorneys' fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim or Proceeding subject only to receipt of a written undertaking by such Indemnified Party, in form and substance reasonably acceptable to Parent, to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification. In the event of any such claim or Proceeding: (A) the Surviving Corporation shall have the right to control the defense thereof from and after the Effective Time with counsel reasonably satisfactory to the applicable Indemnified Parties (it being understood that, by electing to control such defense, Parent and the Surviving Corporation shall be deemed to have waived any right to object to the Indemnified Party's entitlement to indemnification hereunder with respect thereto, and that in such event the Indemnified Party shall still be entitled to retain its own counsel at its own expense and participate in (but not control) such defense) and (B) if the Surviving Corporation decides not to assume such defense, Parent and the Surviving Corporation shall jointly and severally promptly pay or advance to the Indemnified Parties the fees, costs and expenses (including attorney's fees and costs) incurred in connection with such defense); provided, however, that no Indemnified Party shall be liable for any settlement effected without such Indemnified Party's consent, not to be unreasonably conditioned, delayed or withheld. Notwithstanding anything to the contrary contained in this Section 6.10(c) or elsewhere in this Agreement, Parent and the Surviving Corporation each agrees that it shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim or Proceeding for which indemnification may be sought under this Agreement, unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability to others arising out of such claim or Proceeding.

        (d)   The obligations of Parent and the Surviving Corporation under this Section 6.10 shall not be terminated, amended, or modified in any manner so as to adversely affect any Indemnified Party or their respective successors, heirs and legal representatives without the express written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.10 applies (including their successors, heirs and legal representatives) shall be intended and express third party beneficiaries of this Section 6.10, and this Section 6.10 shall be enforceable by such Indemnified Parties and their respective successors, heirs, and legal representatives and shall be binding on and enforceable against all successors and assigns of Parent and the Surviving Corporation).

        (e)   If Parent, the Surviving Corporation or any of their respective successors or assigns (i) is acquired by or consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such acquisition, consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, and as an express condition precedent to any such transaction, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations to the Indemnified Parties and their respective successors, heirs and legal representatives as set forth in this Section 6.10.

        Section 6.11.    Commercially Reasonable Efforts.

        (a)   Subject to the terms and conditions of this Agreement, Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement in accordance with its terms and conditions as soon as practicable after the date hereof, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all commercially reasonable steps as may be necessary to obtain any necessary Governmental Authorizations, or to avoid an action or other Proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of any required consents or waivers from, any Third Parties entitled to notice or required to consent to the transactions contemplated hereby, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger as soon as practicable after the date hereof and to fully carry out the purposes and intent of this Agreement.

        (b)   Without limiting the generality of anything contained in the other provisions of this Section 6.11, each party hereto shall take or cause to be taken the following actions: (i) the prompt use of commercially reasonable efforts to avoid the entry of any permanent, preliminary or temporary injunction or other Order that reasonably could restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, including the proffer (and agreement) by Parent of its willingness to (which may be conditioned on the occurrence of the Closing) sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or business or other segments of Company or its Subsidiaries if such action should be necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (A) commencement of any Proceeding in any forum by any Governmental Authority or (B) issuance of any Order, in each case that would restrain, prevent, enjoin or otherwise prohibit consummation of the Merger; and (ii) the prompt use of commercially reasonable efforts, in the event that any permanent, preliminary or temporary Order is entered or issued, or becomes reasonably foreseeable or threatened to be entered or issued, in any Proceeding that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened Order so as to permit such consummation on the schedule contemplated by this Agreement; provided, that notwithstanding the foregoing, nothing contained in this Agreement shall be construed to require Parent to undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divesture or sale of assets), individually or in the aggregate, in a material adverse effect to the business, assets, condition (financial or otherwise) or results of operations of Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, following the consummation of the Merger.

        (c)   Subject to Applicable Law, Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, any Governmental Authority and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Neither Parent nor Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act, if applicable, without the prior written consent of the other. Notwithstanding anything to the contrary in this Section 6.11, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of Company and its Subsidiaries.

        (d)   Each of Parent and Merger Subsidiary agrees that, between the date of this Agreement and the Closing Date, each of Parent and Merger Subsidiary shall not, and shall ensure that none of their respective Subsidiaries or other Affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the Merger or any other transaction contemplated hereby.

        Section 6.12.    Certain Filings.     Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers.

        Section 6.13.    Public Announcements.     Parent and Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except no such consent shall be required for (i) any such release or announcement required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of Company or Parent, as applicable, are listed, or (ii) any such release or announcement by Company regarding an Adverse Recommendation Change or a termination of this Agreement pursuant to Section 8.01(d)(i).

        Section 6.14.    Further Assurances.     At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        Section 6.15.    Section 16 Matters.     Prior to the Effective Time, Company may take such steps, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, with respect to any dispositions of equity securities of Company (including derivative securities with respect to equity securities of Company) as may be necessary or advisable to cause the dispositions of Company Common Stock or other Company Securities resulting from the transactions contemplated by this Agreement by officers or directors of Company to be exempt under Rule Section 16b-3 under the Exchange Act.

        Section 6.16.    Confidentiality.     Parent and Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement, which agreement shall continue in full force and effect in accordance with its terms, notwithstanding the execution and delivery hereof.

        Section 6.17.    Litigation.     Company shall give Parent the opportunity to participate in (but not control) the defense of any Proceeding against Company and/or its directors and officers seeking to prevent or restrain the transactions contemplated by this Agreement (subject to any limitations under Applicable Law or necessary to preserve attorney-client or other legally recognized privileges) and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding (not to be unreasonably withheld).

        Section 6.18.    Employee Matters.

        (a)   From and after the Closing Date, with respect to employees of Company or its Subsidiaries immediately before the Effective Time who continue employment with the Surviving Corporation or any Subsidiary of the Surviving Corporation following the Effective Time ("Continuing Employees"), Parent shall use reasonable efforts to cause the service of each such Continuing Employee with Company and its Subsidiaries prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plans, if any) and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their ERISA Affiliates, but not including any sabbatical or equity compensation plans, programs, agreements or arrangements (collectively, the "Parent Benefit Plans") in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits.

        (b)   From and after the Closing Date, with respect to each Parent Benefit Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) in which any Continuing Employee is or becomes eligible to participate, Parent shall use reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to such Continuing Employee's commencement of participation in such Parent Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent's applicable insurance contracts in effect as of the Closing Date; provided, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.18(a) shall control; and (ii) provide each Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

        (c)   Parent, Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.18 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees, former employees, any participant in any Company Employee Plan or any beneficiary thereof, or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 6.18 shall be deemed to amend any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

        Section 6.19.    Financing Matters.

        (a)   Subject to the terms and conditions of this Agreement, each of Parent and Merger Subsidiary shall use its best efforts to obtain the Financing on the terms and conditions described in the Commitment Letter and to satisfy any conditions to the Financing as described in the Commitment Letter, and shall not permit any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, any Financing Documents if such termination, amendment, modification, waiver or replacement (A) reduces (or could have the effect of reducing) the aggregate amount of the Financing (B) imposes or could impose new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing, or otherwise expands, amends or modifies any other provision of the Financing Documents, in any manner that could (x) delay or prevent or reduce or make less likely the funding of the Financing (or satisfaction of any conditions to the Financing) on the Closing Date or (y) adversely impact the ability of Parent, Merger Subsidiary or the Company (as a third party beneficiary thereof), as applicable, to enforce its rights against any other parties to the Financing Documents.

        (b)   Each of Parent and Merger Subsidiary shall use its best efforts (i) to maintain in effect the Commitment Letter, (ii) to satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions to receipt of the Financing at the Closing set forth therein and, upon satisfaction of the conditions set forth in the Commitment Letter, to consummate the Financing at or prior to the Closing, including using its best efforts (including through litigation pursued in good faith) to cause the Persons committing to fund the Financing under the Commitment Letter to fund the Financing at the Closing, (iii) to enforce its rights (including through litigation pursued in good faith) under the Commitment Letter and (iv) to comply with its obligations under the Commitment Letter. Without limiting the generality of the foregoing, Parent and Merger Subsidiary shall give the Company prompt notice (A) of any breach or default by any party to any of the Financing Documents of which Parent or Merger Subsidiary becomes aware, (B) of the receipt of any written notice or other written communication from any Person committing to fund the Financing pursuant to the Equity Commitment with respect to any (x) actual or threatened breach, default, termination or repudiation by any party to any of the Financing Documents of any provision of the Financing Documents or (y) material dispute or disagreement relating to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (C) if at any time for any reason Parent or Merger Subsidiary believes in good faith that it will not be able to obtain all or any portion of the Financing. As soon as reasonably practicable, after the occurrence of any of the matters described in clause (A), (B) or (C), Parent and Merger Subsidiary shall provide to Company all information reasonably requested by the Company relating to the same.

        (c)   If any portion of the Financing becomes or may become unavailable for any reason, and such portion is reasonably required to fund the amounts required to be paid by Parent, Merger Subsidiary or the Surviving Corporation pursuant to this Agreement, then Parent and Merger Subsidiary shall use their respective best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable, alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement. Parent shall promptly deliver to the Company true and complete copies of all proposals or Contracts pursuant to which any such alternative source shall have committed to provide any funds in replacement of any portion of the Financing.

        (d)   Notwithstanding the foregoing or anything to the contrary in this Agreement or any Financing Document, Parent and Merger Subsidiary acknowledge and agree that obtaining or the receipt of any funds from the Financing, or any alternative financing, is not a condition to Closing, and the unavailability or inadequacy of the Financing (or the inability to arrange any alternative financing) in an amount sufficient to allow Parent, Merger Subsidiary or the Surviving Corporation to timely and fully satisfy its obligations hereunder as and when due shall not in any circumstance excuse or permit any breach hereof.

ARTICLE 7

CONDITIONS TO THE MERGER

        Section 7.01.    Conditions to the Obligations of Each Party.     The obligation of each party hereto to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions, neither of which may be waived by the parties:

          (a)   the Stockholder Approval shall have been obtained at the Stockholder Meeting (including any adjournment thereof); and

          (b)   no Governmental Authority of competent jurisdiction shall have issued any Order that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no Applicable Law shall be in effect that makes consummation of the Merger illegal or otherwise prohibited under Applicable Law.

        Section 7.02.    Conditions to the Obligations of Parent and Merger Subsidiary.     The obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

          (a)   (i) each of the Specified Company Representations, to the extent not qualified as to materiality or "Company Material Adverse Effect," shall be true in all material respects, and to the extent so qualified shall be true in accordance with their terms, as of the Closing Date as if made on and as of the Closing Date (other than any Specified Company Representation that is made only as of a specified date, which need only be true, to the extent not qualified as to materiality or "Company Material Adverse Effect," in all material respects, and to the extent so qualified, in all respects, in each case as of such specified date), (ii) the Other Company Representations, disregarding any materiality or Company Material Adverse Effect qualifications contained therein, shall be true as of the Closing Date as if made on and as of the Closing Date (other than any Other Company Representations that are made only as of a specified date, which need only to be true as of such specified date); provided, that any inaccuracies in any Other Company Representations shall be disregarded for purposes of this Section 7.02(a)(i) if such inaccuracies (considered collectively) do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect as of the Closing Date; and (iii) Parent shall have received a certificate signed on behalf of Company by a senior Executive Officer of Company to the foregoing effect;

          (b)   Company shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by an Executive Officer of Company to the foregoing effect;

          (c)   there shall not have occurred since the date hereof a Company Material Adverse Effect.

        Section 7.03.    Conditions to the Obligations of Company.     The obligation of Company to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

          (a)   the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date), and Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to the foregoing effect; and

          (b)   Parent and Merger Subsidiary shall have performed in all material respects their respective obligations under this Agreement required to be performed by them on or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to the foregoing effect.

        Section 7.04.    Frustration of Closing Conditions.     No party hereto may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such party's failure to perform any of its obligations under this Agreement as and when required.

 ARTICLE 8

TERMINATION

        Section 8.01.    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of Company):

          (a)   by mutual written agreement of Company and Parent, duly authorized by each of their respective boards of directors;

          (b)   by either Company or Parent, if:

            (i)    the Merger has not been consummated on or before October 30, 2012 (the "End Date"); provided, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by the End Date;

            (ii)   any Governmental Authority of competent jurisdiction shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable, or if there shall be adopted any Applicable Law that makes consummation of the Merger illegal or otherwise legally prohibited; provided, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party whose failure to perform its obligations under this Agreement caused or resulted in the imposition or continuance of such Order, including by not complying with its obligations under Section 6.11 hereof; or

            (iii)  the Stockholder Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

          (c)   by Parent:

            (i)    if an Adverse Recommendation Change shall have occurred (it being understood that the receipt by Parent of notice of a proposed Adverse Recommendation Change shall not, in and of itself, entitle Parent to terminate this Agreement pursuant to this Section 8.01(c)(i));

            (ii)   if Company shall have entered into an Alternative Acquisition Agreement; provided, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(ii) based solely on the delivery of a notice of a proposed Adverse Recommendation Change or Company's proposal to terminate this Agreement and enter into an Alternative Acquisition Agreement pursuant to the terms of Section 8.01(d)(i) or any notice or other communications during the process described in Section 6.02(g));

            (iii)  in the event of (A) a breach or inaccuracy in the representations or warranties of Company or (B) a material breach of any covenant or agreement on the part of Company set forth in this Agreement, in either case, such that the conditions to the obligations of Parent and Merger Subsidiary set forth in Section 7.02(a) or Section 7.02(b), respectively, would not reasonably be expected to be satisfied; provided, that prior to such termination Parent shall have delivered written notice of such breach or inaccuracy to Company and at least twenty (20) days shall have elapsed (but not beyond the End Date) since the delivery of such notice without such alleged breach or inaccuracy being cured in all material respects; or

          (d)   by Company:

            (i)    if prior to obtaining the Stockholder Approval, the Company Board approves the execution by the Company of an Alternative Acquisition Agreement; provided, that Company shall in connection with such termination timely pay the Company Termination Fee in accordance with Section 8.03(a) prior to or substantially concurrently with such termination; provided, further, that in the event of such termination, Company substantially concurrently enters into the associated Alternative Acquisition Agreement; or

            (ii)   in the event of (A) a breach or inaccuracy in the representations or warranties of Parent or Merger Subsidiary or (B) a material breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement, in either case, such that the conditions to the obligations of Company set forth in Section 7.03(a) or Section 7.03(b), respectively, would not reasonably be expected to be satisfied; provided, that prior to such termination Company shall have delivered written notice of such breach or inaccuracy to Parent and at least twenty (20) days shall have elapsed (but not beyond the End Date) since the delivery of such notice without such alleged breach or inaccuracy being cured in all material respects;

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to each other party hereto.

        Section 8.02.    Effect of Termination.     If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or other Representative of such party) to each other party hereto, except as may be otherwise set forth herein; provided, that no such termination shall relieve any party hereto of any liability for damages resulting from fraud or any willful or intentional breach of this Agreement prior to such termination. The provisions of this Section 8.02, Section 6.08, Section 8.03, Article 9 hereof and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 8.01.

        Section 8.03.    Termination Fee.     Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Parent shall pay all filing fees payable pursuant to the HSR Act, if any. Notwithstanding the foregoing:

          (a)   In the event that:

            (i)    This Agreement is terminated pursuant to Section 8.01(b)(iii), at a time when Company is not otherwise entitled to terminate this Agreement under circumstances in which no payment to Parent would be required, Company shall as promptly as reasonably practicable (and in any event within three Business Days following submission of invoices or other reasonable documentation of the nature and amount of Parent's expenses), pay to Parent by wire transfer the amount of reasonably documented out-of pocket fees and expenses actually incurred by Parent or its Affiliates in connection with the transactions contemplated by this Agreement (but not any fees or expenses relating to any other or prior proposed transactions), up to a maximum of $175,000 (the "Parent Expense Reimbursement"):

            (ii)   (A) this Agreement is terminated by Parent or Company pursuant to Section 8.01(b)(iii) or by Parent pursuant to Section 8.01(c)(iii), and (B) an Acquisition Proposal has been submitted to Company or publicly announced by any Person (other than by Parent, Merger Subsidiary or their respective Affiliates) and, in either case, is not withdrawn after the date of this Agreement but prior to its termination or, with respect to a termination pursuant to Section 8.01(b)(iii), prior to the date of the Stockholders Meeting, and (C) Company (I) completes such Acquisition Proposal within 12 months of the date this Agreement is terminated or (II) enters into a definitive agreement with respect to such Acquisition Proposal within 12 months of the date this Agreement is terminated and such Acquisition Proposal is consummated within 12 months thereafter (provided, that for purposes of clause (C), the references to "25%" in the definition of Acquisition Proposal shall be deemed to be references to "50%"), then within five Business Days of such consummation, Company shall pay to Parent by wire transfer the Company Termination Fee;

            (iii)  this Agreement is terminated by Company pursuant to Section 8.01(d)(i), then prior to or substantially concurrently with such termination the Company shall pay to Parent the Company Termination Fee by wire transfer; or

            (iv)  this Agreement is terminated by Parent pursuant to Section 8.01(c)(i) or 8.01(c)(ii), then within two Business Days of such termination, Company shall pay to Parent the Company Termination Fee by wire transfer;

it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, and if in any circumstance the Company Termination Fee becomes payable after the Parent Expense Reimbursement has been paid, the amount of the Parent Expense Reimbursement shall be credited towards and reduce the Company Termination Fee otherwise payable. As used herein, "Company Termination Fee" shall mean a cash amount in immediately available funds equal to $500,000; provided, that if the Company terminates this Agreement pursuant to Section 8.01(d)(i) on or prior to the Cut-Off Date, then the Company Termination Fee shall instead be $250,000.

          (b)   None of Company's or its Subsidiaries' respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates, other than the Company and its Subsidiaries (collectively, the "Company Related Parties"), will have any liability to Parent, Merger Subsidiary or any of their principals, investors, or Affiliates relating to or arising out of the Merger or any of the other transactions contemplated by this Agreement, including to the extent such transactions are not consummated for any reason.

          (c)   Notwithstanding anything to the contrary in this Agreement:

            (i)    Parent's right to terminate this Agreement and receive the Parent Expense Reimbursement or the Company Termination Fee pursuant to this Section 8.03, as applicable shall, except for the right to obtain specific performance in accordance with Section 9.11, be the sole and exclusive remedy of Parent, Merger Subsidiary or any of their respective Affiliates against Company for any claim, loss, costs, damages or expenses allegedly suffered as a result of any breach of this Agreement or the failure of the Merger to be consummated (including because the Stockholder Approval is not obtained for any reason), in each case, in any circumstance in which Parent would be permitted to terminate this Agreement and receive the Parent Expense Reimbursement or the Company Termination Fee; and upon payment of such amounts, as applicable, neither Company nor any Subsidiary or Affiliate thereof shall have any further liability or obligation relating to or arising out of this Agreement, the Merger, the other transactions contemplated by this Agreement or in respect of any other agreement, document or theory at law or in equity; and

            (ii)   without limiting the rights of Parent or Merger Subsidiary against Company itself, in no event shall Parent, Merger Subsidiary or any of their respective Affiliates (and Parent and Merger Subsidiary hereby agree not to and not to cause or permit their respective Affiliates to), seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Company Related Party.

ARTICLE 9

MISCELLANEOUS

        Section 9.01.    Notices.     Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

  if to Parent and Merger Subsidiary, to:

  Glendon Group, Inc.
  2425 Colorado Blvd.
  Suite B-205
  Santa Monica, California 90404
  Attention: Kia Jam
  Facsimile No.: (310) 828-4141
  Email: kjam@kjammedia.com

  with a copy (which shall not constitute notice) to:

  Law Offices of Aaron A. Grunfeld & Associates
  1100 Glendon Avenue, Suite 850
  Los Angeles, California 90024
  Attention: Aaron A. Grunfeld
  Facsimile No.: (310) 295-2055
  Email: agrunfeld@grunfeldlaw.com

  if to Company, to:

  BIDZ.com, Inc.
  3562 Eastham Drive
  Culver City, California 90232
  Attention: Peter G. Hanelt, Chairman of the Special Committee
  Facsimile No.: (310) 280-7385
  Email: mahanelt@pacbell.com

  with copies (which shall not constitute notice) to:

  Petillon Hiraide & Loomis LLP
  1260 Del Amo Financial Center
  21515 Hawthorne Boulevard
  Torrance, California 90503
  Attention: Mark Hiraide
  Facsimile No.: (310) 543-0550
  Email: mhiraide@phlcorplaw.com

  and:

  Bingham McCutchen LLP
  Suite 4400
  355 South Grand Avenue
  Los Angeles, California 90071-3106
  Attention: John Filippone
  Facsimile No.: (213) 830-8626
  Email: john.filippone@bingham.com

        Section 9.02.    Survival of Representations and Warranties.     The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall terminate as of and shall not survive the Effective Time.

        Section 9.03.    Amendments and Waivers.

        (a)   Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that without the further approval of Company's stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of Company under Delaware Law unless the required further approval is obtained.

        (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by Applicable Law.

        Section 9.04.    Binding Effect; No Third Party Beneficiaries; No Assignment.

        (a)   The provisions of this Agreement shall be binding upon and, except as provided in Section 6.10 and Section 8.03(b) and Section 8.03(c)(ii) (each of which shall be for the benefit of and enforceable by the Indemnified Parties and Company Related Parties referred to in such specified sections), shall inure only to the benefit of the parties hereto and their respective successors and assigns. Except as provided in such sections, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto, and nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

        (b)   No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the consent of each other party hereto.

        Section 9.05.    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts or choice of law rules of such State.

        Section 9.06.    Jurisdiction.     The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by such court. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.

        Section 9.07.    Waiver of Jury Trial.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 9.08.    Counterparts; Effectiveness.     This Agreement may be signed by original, electronic, facsimile or PDF signature and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have executed the same signature page or executed and exchanged counterpart signature pages hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

        Section 9.09.    Entire Agreement.     This Agreement (including its exhibits and schedules), together with the Confidentiality Agreement, constitutes the entire agreement between the parties to such agreements with respect to the collective subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.

        Section 9.10.    Severability.     Each term and provision in this Agreement is severable, and if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto agree to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 9.11.    Specific Performance; Remedies.     In the event of any breach or threatened breach of this Agreement by any party hereto, each other party shall be entitled to seek, in addition to any monetary remedy or damages: (a) an Order requiring specific performance of the party in breach or threatening breach of this Agreement; and (b) an injunction restraining such breach or threatened breach. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The right of specific enforcement is an integral part of the transactions contemplated by this Agreement and each party hereto hereby waives any objections to the grant of the equitable remedy of specific performance (i) to prevent or restrain breaches of this Agreement by such party (including, without limitation, any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity), and (ii) to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement, all in accordance with the terms of this Section 9.11. Any party hereto seeking an Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to prove damages (or the unavailability or inadequacy of monetary damages) or to provide any bond or other security in connection with such Order. No Party hereto shall be entitled to seek or obtain special or consequential damages resulting from any breach of this Agreement by any other party hereto (including any damages based on alleged lost profits, diminution of value or other alleged proximate results of any purported breach of this Agreement by any other party hereto), nor shall any party be liable to any other party for punitive damages, except that punitive damages shall be available and may be sought from any party who has engaged in fraud or has willfully and intentionally breached this Agreement.

        Section 9.12.    Disclosure Schedules.     Any information in a particular section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of Company that are contained in this Agreement, but only if the relevance of the information in the particular section of the Company Disclosure Schedule as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants would be reasonably apparent from the information disclosed in the particular section.

        Section 9.13.    Rules of Construction.     Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement or any document referred to herein against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement or any document referred to herein shall be decided without regards to events of drafting or preparation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

GLENDON GROUP, INC.,
By:	/s/ KIA JAM
Name:	Kia Jam
Title:	Chief Executive Officer
BIDZ ACQUISTION COMPANY INC.,
By:	/s/ KIA JAM
Name:	Kia Jam
Title:	Chief Executive Officer
BIDZ.COM, INC.,
By:	/s/ LAWRENCE Y. KONG
Name:	Lawrence Y. Kong
Title:	Chief Financial Officer

Signature Page to Agreement and Plan of Merger